Execution Version	Exhibit 10.14 Portions of this Exhibit Have Been Omitted and Separately Filed with the Securities and Exchange Commission with a Request for Confidential Treatment

AMENDED AND RESTATED DISCOVERY AND PRECLINICAL DEVELOPMENT
AGREEMENT

By and Between

AVENTIS PHARMACEUTICALS INC.

and

REGENERON PHARMACEUTICALS, INC.

Dated as of November 10, 2009

i

4.2	Discovery Program Costs	27
4.3	Reports and Discovery Program Cost Payments	27
4.4	**************Opt-in Payment	28
4.5	Royalty Payments for Royalty Products	29
4.6	Royalty Term and Reporting	30
4.7	Payment Method and Currency	30
4.8	Late Payments	30
4.9	Taxes	30
4.10	Special Adjustment	31

ARTICLE 5

OPT-IN RIGHTS TO LICENSE PRODUCT CANDIDATES

5.1	Opt-In Rights to License Product Candidates	31
5.2	Process for Opt-In Rights	31
5.3	Initial Development Plan	32
5.4	Opt-In Exercise	32
5.5	Dll4 and REGN 88	32
5.6	Refused Candidates	32

ARTICLE 6

NEWLY CREATED INVENTIONS

6.1	Ownership of Newly Created Intellectual Property	33
6.2	Prosecution and Maintenance of Patent Rights	35
6.3	Third Party Claims	37

ARTICLE 7

BOOKS, RECORDS AND INSPECTIONS; AUDITS AND ADJUSTMENTS

7.1	Books and Records	37
7.2	Audits and Adjustments	37
7.3	IAS/IFRS/GAAP	38

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1	Joint Representations and Warranties	38
8.2	Knowledge of Pending or Threatened Litigation	38
8.3	Additional Regeneron Representations, Warranties and Covenants	39
8.4	Disclaimer of Warranties	40

ARTICLE 9

CONFIDENTIALITY

9.1	Confidential Information	40
9.2	Injunctive Relief	41
9.3	Publications	42
9.4	Disclosures Concerning this Agreement	42

ARTICLE 10

INDEMNITY

10.1	Indemnity and Insurance	43
10.2	Indemnity Procedure	44

ARTICLE 11

FORCE MAJEURE

ARTICLE 12

TERM AND TERMINATION

12.1	Term	46
12.2	Termination For Material Breach	46
12.3	Termination for Insolvency	46
12.4	Termination for Breach of Standstill	47
12.5	Termination for Breach of License and Collaboration Agreement	47
12.6	Effect of Termination by Sanofi for Breach	47
12.7	Effect of Termination by Regeneron for Breach	48
12.8	Survival of Obligations	48
12.9	Return of Confidential Information	49
12.10	Special Damages	49
12.11	Termination by Sanofi At Will	50

ARTICLE 13

ARBITRATION

13.1	Binding Arbitration	50

ARTICLE 14

MISCELLANEOUS

14.1	Governing Law; Submission to Jurisdiction	51
14.2	Waiver	52

14.3	Notices	52
14.4	Entire Agreement	52
14.5	Amendments	52
14.6	Interpretation	52
14.7	Severability	53
14.8	Assignment	53
14.9	Successors and Assigns	53
14.10	Affiliates	53
14.11	Counterparts	54
14.12	Third Party Beneficiaries	54
14.13	Relationship of the Parties	54
14.14	Limitation of Damages	54
14.15	Non-Solicitation	54
14.16	No Strict Construction	54

Execution Version

AMENDED AND RESTATED DISCOVERY AND PRECLINICAL DEVELOPMENT
AGREEMENT

     THIS AMENDED AND RESTATED DISCOVERY AND PRECLINICAL DEVELOPMENT AGREEMENT (“Agreement”), dated as of November 10, 2009 (the “Effective Date”), is by and between AVENTIS PHARMACEUTICALS INC. (“Sanofi”), a corporation organized under the laws of Delaware, having a principal place of business at 55 Corporate Drive, Bridgewater, New Jersey 08807, an indirect wholly owned subsidiary of Sanofi-Aventis, a company organized under the laws of France with its principal headquarters at 174, avenue de France, 75103 Paris, France (“Sanofi Parent”), and REGENERON PHARMACEUTICALS, INC., a corporation organized under the laws of New York and having a principal place of business at 777 Old Saw Mill River Road, Tarrytown, New York 10591, USA (“Regeneron”) (with each of Sanofi and Regeneron referred to herein individually as a “Party” and collectively as the “Parties”).

     WHEREAS, Sanofi and Regeneron are parties to a Discovery and Preclinical Development Agreement dated as of November 28, 2007 (the “Original Agreement”); and

     WHEREAS, the Parties have undertaken a broad therapeutic antibody discovery and development program under the Original Agreement with the objective of identifying and validating potential drug discovery targets for the purpose of discovering fully human monoclonal antibody product candidates against those targets using Regeneron’s proprietary VelocImmune® and related suite of technologies;

     WHEREAS, the Parties plan to expand these antibody discovery and development efforts under the terms set forth in this Agreement; and

     WHEREAS, Sanofi is interested in continuing to collaborate with Regeneron to discover and validate potential drug discovery targets for the purpose of discovering fully human monoclonal antibody product candidates and to receive an option to license certain rights to the resulting fully human monoclonal antibodies under the terms set forth in this Agreement and in the License and Collaboration Agreement (as further defined in Article 1 below);

     WHEREAS, the Parties now desire to amend the Original Agreement in accordance with Section 14.5 of the Original Agreement and restate the amended Original Agreement as set forth in this Agreement;

     NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

     Capitalized terms used in this Agreement, whether used in the singular or plural, except as expressly set forth herein, shall have the meanings set forth below:

     “Acquired Antibody” shall mean a specific Antibody against a Program Target in preclinical or clinical development acquired by a Party or its Affiliate from a Third Party (other than Sanofi Pasteur or Merial Limited in the case of Sanofi), whether such acquisition is by direct acquisition, by license or through the acquisition of a Third Party that owns or controls the applicable Antibody.

     “Affiliate” shall mean, with respect to any Person, another Person which controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. For purposes of this Agreement, in no event shall Sanofi or any of its Affiliates be deemed Affiliates of Regeneron or any of its Affiliates nor shall Regeneron or any of its Affiliates be deemed Affiliates of Sanofi or any of its Affiliates. For purposes of this Agreement, neither Sanofi Pasteur nor Merial Limited, nor any of their respective subsidiaries or joint ventures, shall be deemed to be Affiliates of Sanofi or any of its Affiliates.

     “Agreement” shall have the meaning set forth in the introductory paragraph, including all Schedules and Exhibits.

     “Alliance Manager” shall have the meaning set forth in Section 3.2.

     “Annual Draft Meeting” shall have the meaning set forth in Section 2.4(a).

     “Antibody” shall mean ******************************************.

     “Antibody Discovery Plan” shall have the meaning set forth in Section 2.3.

     “Arm” shall mean ********************************************.

     “Available Slots” shall mean the difference between ****** and the total number of Program Targets that were on the Rolling Target List the day immediately preceding the Special JRC Meeting or Annual Draft Meeting, as the case may be, as described in Section 2.4(a).

     “Aventis Collaboration Agreement” shall mean the Collaboration Agreement, dated as of September 5, 2003, by and between sanofi-aventis US (as successor in interest to Sanofi) and Regeneron, as amended by the First Amendment, dated as of December 31, 2004, the Second Amendment, dated as of January 7, 2005, the Third Amendment, dated as of December 21, 2005, the Fourth Amendment, dated as of January 31, 2006, and Section 11.2 of the Stock Purchase Agreement, as the same may be further amended from time to time.

     *********************************************.

     “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, United States or Paris, France are authorized or required by Law to remain closed.

     “Collaboration Objectives” shall have the meaning set forth in Section 2.1(b).

     “Commercially Reasonable Efforts” shall mean the carrying out of obligations or tasks by a Party in a sustained manner using good faith commercially reasonable and diligent efforts, which efforts shall be consistent with the exercise of prudent scientific and business judgment in accordance with the efforts such Party devotes to products or research or development projects owned by it of similar scientific and commercial potential. Commercially Reasonable Efforts shall be determined on a Target-by-Target and Antibody-by-Antibody (including MTCs) basis in view of conditions prevailing at the time, and evaluated taking into account all relevant factors; including, but not limited to the possibility that significant increases in the CPI over the Term will lead to an increase in the cost of external services and a reduction in the number of FTEs funded under the Discovery Program; which, in turn, may adversely affect the likelihood of Regeneron achieving the Collaboration Objectives.

     “Competing Refused Candidate” shall mean any Refused Candidate having the same Target as a Licensed Product (as long as such Licensed Product is licensed to Sanofi under the License and Collaboration Agreement at the time the applicable Product Candidate becomes a Refused Candidate and for the duration of time for which such Licensed Product is licensed to Sanofi under the License and Collaboration Agreement).

     “Confidential Information” shall have the meaning set forth in Section 9.1.

     “Contract Year” shall mean the period beginning on the Original Agreement Effective Date and ending on December 31, 2008, and each succeeding twelve (12) month period thereafter during the term of the Discovery Program (except that the last Contract Year shall end on the effective date of any termination or expiration of this Agreement).

     “Conventional Antibody” shall mean ***********************************.

     “CPI” shall mean the Consumer Price Index – All Urban Consumers published by the United States Department of Labor, Bureau of Statistics (or its successor equivalent index).

     “CPI Adjustment” shall mean the sum of (a) the percentage increase or decrease, if any, in the CPI for the twelve (12) months ending June 30 of the Contract Year prior to the Contract Year for which the adjustment is being made ***********************************.

     “Damages” shall have the meaning set forth in Section 10.1(a).

     “Default Interest Rate” shall have the meaning set forth in Section 4.7.

     “Disclosing Party” shall have the meaning set forth in Section 9.1.

     “Discovery Expiration Date” shall mean December 31, 2017.

     “Discovery Program” shall mean all research and development activities performed under the Original Agreement and to be performed under this Agreement from Target identification, discovery and validation through the completion of IND Preparation for Product Candidates using Regeneron’s technologies, Mice and improvements thereto or otherwise, including, ***********, and which shall include, but not be limited to, (a) discovery research activities directed at Target identification, validation, and selection, (b) Antibody (including MTCs) discovery, (c) Lead Candidate identification, characterization, pharmacological assessment (if applicable) and selection, (d) the production of Antibodies (including MTCs) for preclinical experiments and Phase I Clinical Trials (and such other clinical trials as may be agreed by the Parties), and (e) IND Preparation.

     “Discovery Program Costs” shall mean all Out-of-Pocket Costs, FTE Costs and Manufacturing Costs incurred by Regeneron after the Original Agreement Effective Date directly in connection with the performance of the Discovery Program (and, as such costs relate to a particular Licensed Product, ending on the last day of the month preceding the month in which the Opt-In Notice for such Licensed Product is received by Regeneron).

     “Effective Date” shall have the meaning set forth in the introductory paragraph.

     *******************************************.

     “Excluded Candidates” shall mean Antibodies (including MTCs) against Excluded Targets.

     “Excluded Targets” shall mean (i) Targets set forth in Schedule 2, (ii) Targets removed from the Rolling Target List pursuant to Section 2.4(b), (iii) Targets excluded or removed from the Rolling Target List by Sanofi pursuant to Section 2.4(c), (iv) Targets of Sanofi Divested Antibodies, (v) Targets of Sanofi Regulatory Divested Antibodies, and (vi) Program Targets that are not included on the Target List during the Tail Period pursuant to Section 2.9.

     “Executive Officers” shall mean the Chief Executive Officer of Regeneron and the most senior Research and Development Officer of Sanofi Parent, or their respective designees with equivalent decision-making authority with respect to matters under this Agreement.

     “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.

     “Force Majeure” shall have the meaning set forth in Article 11.

     “FTE” shall mean a full time equivalent employee (i.e., one fully-committed or multiple partially-committed employees aggregating to one full-time employee) employed by Regeneron (or its Affiliate) who performs work under the Discovery Program, with such commitment of time and effort to constitute one employee performing such work on a full-time basis, which for purposes hereof shall be ************* per year.

     “FTE Cost” shall mean, for all activities performed under the Discovery Program, the product of (a) the number of FTEs performing activities under the Discovery Program and (b) the FTE Rate.

     “FTE Rate” shall mean ********** in the Contract Year ending December 31, 2009 and *********** in the Contract Year ending December 31, 2010, such amount to be adjusted as of January 1, 2011 and annually thereafter by the CPI Adjustment.

     “GAAP” shall mean generally accepted accounting principles as applicable in the United States.

     “Governmental Authority” shall mean any court, agency, authority, department, regulatory body, or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city, or other political subdivision of any such government or any supranational organization of which any such country is a member.

     “IAS/IFRS” shall mean International Financial Reporting Standards adopted by the International Accounting Standards Board.

     “IFM” shall have the meaning set forth in Section 2.11(d)(ii).

     “Immunize” or “Immunization” shall mean the introduction of an antigen to a Mouse for the purpose of generating Antibodies against a Target.

     “Immunized Target List” shall mean and shall reflect those Targets identified in Schedule 3, together with Targets for which Immunization has begun under the Discovery Program after the Effective Date.

     “Immunoconjugate” shall mean an Antibody (or derivative or fragment thereof) linked to a cytotoxic or any molecule potentially able to enhance the therapeutic activity of such Antibody (or derivative or fragment thereof), but excluding *********************************.

     “IND” shall mean, with respect to each Product Candidate, an Investigational New Drug Application filed with the FDA with respect to such Product Candidate pursuant to 21 C.F.R. § 312 before the commencement of clinical trials involving such Product Candidate, including all amendments and supplements to such application, or any equivalent filing with any Regulatory Authority outside the United States.

     “IND Preparation” shall mean all drug development activities in support of a Lead Candidate or Product Candidate up to the filing of the IND for the Phase I Clinical Trial, including, but not limited to, assay development, sample analysis, preclinical toxicology, preclinical pharmacokinetics and toxicokinetics, pharmacological assessment (if applicable), cell line development and protein chemistry sciences, formulation development, clinical trial protocol development, IND drafting and data compilation, and manufacturing preclinical and clinical supplies.

     “Indemnified Party” shall have the meaning set forth in Section 10.2(a).

     “Indemnifying Party” shall have the meaning set forth in Section 10.2(a).

     “Initial Development Plan” shall have the meaning set forth in Section 5.3.

     “Investor Agreement” shall mean the Investor Agreement, dated as of December 20, 2007, by and between (a) Sanofi, Sanofi Parent, sanofi-aventis US LLC, and Sanofi-Aventis Amerique du Nord and (b) Regeneron, as amended as of the Effective Date, and as the same may be further amended from time to time.

     “Joint Research Committee” or “JRC” shall mean the Joint Research Committee described in Section 3.1(a).

     “Joint Inventions” shall have the meaning set forth in Section 6.1(b).

     “Joint Patent Rights” shall mean Patent Rights that cover a Joint Invention.

     “Know-How” shall mean, with respect to each Party and its Affiliates, any and all proprietary technical or scientific information, data, test results, knowledge, techniques, discoveries, inventions, specifications, designs, trade secrets, regulatory filings and other information (whether or not patentable or otherwise protected by trade secret Law) and that are not disclosed or claimed by such Party’s Patents or Patent Applications.

     “Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions, and/or ordinances of any Governmental Authority in the Territory.

     “Lead Candidate” shall mean, for any Program Target, each Antibody, including MTCs, that satisfies the applicable criteria set forth in Schedule 4 and is selected by Regeneron to begin IND Preparation under this Agreement.

     “License and Collaboration Agreement” shall mean the Amended and Restated License and Collaboration Agreement between the Parties, dated as of the date of this Agreement, the terms of which are incorporated by reference into, and are part of, this Agreement, as the same may be amended from time to time.

     “Licensed Product” shall mean any Product Candidate for which Sanofi has exercised its Opt-In Rights pursuant to Section 5.4 below.

     “Licensed Refused Sanofi Candidate” shall have the meaning set forth in Section 2.12.

     “Manufacturing Cost” shall mean the fully burdened cost (without mark-up) of manufacturing Product Candidates and Lead Candidates for preclinical activities and Phase I Clinical Trials (and, if agreed by the Parties other clinical trials), and the cost for providing dedicated manufacturing capacity for Lead Candidates and Product Candidates, in each case, as calculated in accordance with Schedule 5.

     “Maximum Annual Discovery Program Costs” shall have the meaning set forth in Section 4.2.

     “Mice” or “Mouse” shall mean ***********************.

     “Mice-Derived Therapeutic (or Diagnostic) Candidate” or “MTC” shall mean *************************************.

     “Modified Clause” shall have the meaning set forth in Section 14.7.

     “Net Sales” shall mean the gross amount invoiced for bona fide arms’ length sales of Royalty Products in the Territory by or on behalf of a Party, or its Affiliates or sublicensees to Third Parties, less the following deductions, determined in accordance with IAS/IFRS (or GAAP for the US) consistently applied:

               (a) normal and customary trade, cash, quantity and free-goods allowances granted and taken directly with respect to sales of such Royalty Products;

               (b) amounts repaid or credited by reason of defects, rejections, recalls, returns, rebates, allowances and billing errors;

               (c) chargebacks and other amounts paid on sale or dispensing of Royalty Products;

               (d) Third Party cash rebates and chargebacks related to sales of Royalty Products, to the extent allowed;

               (e) retroactive price reductions that are actually allowed or granted;

               (f) compulsory refunds, credits and rebates directly related to the sale of Royalty Products, accrued, paid or deducted pursuant to agreements (including, but not limited to, managed care agreements) or governmental regulations;

               (g) freight, postage, shipment and insurance costs (or wholesaler fees in lieu of those costs) and customs duties incurred in delivering Royalty Products that are separately identified on the invoice or other documentation;

               (h) sales taxes, excess duties, or other consumption taxes and compulsory payments to Governmental Authorities or other governmental charges imposed on the sale of Royalty Products, which are separately identified on the invoice or other documentation;

               (i) as agreed by the Parties, any other specifically identifiable costs or charges included in the gross invoiced sales price of such Royalty Product falling within categories substantially equivalent to those listed above and ultimately credited to customers or a Governmental Authority or agency thereof;

               (j) invoiced amounts that are written off as uncollectible in accordance with a Party’s or its Affiliates’ or sublicensees’ respective accounting principles as applied consistently Net Sales in currency other than United States Dollars shall be translated into United States Dollars according to the provisions of Section 4.7 of this Agreement.

Sales between the Parties, or between the Parties and their Affiliates or sublicensees, for resale, shall be disregarded for purposes of calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to, and paid by, Third Parties shall not be deducted from the invoice price in the calculation of Net Sales. In the case of any sale of a Royalty Product for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated on the fair market value of the consideration received as agreed by the Parties. Solely for purposes of calculating Net Sales, if a Party or its Affiliates or sublicensee sells such Royalty Products in the form of a combination product containing any Royalty Product and one or more active ingredients (whether combined in a single formulation or package, as applicable, or formulated or packaged separately but sold together for a single price in a manner consistent with the terms of this Agreement) (a “Combination Product”), then prior to the first commercial sale of such Combination Product, the Parties shall agree on the value of each component of such Combination Product and the appropriate method for accounting for sale of such Combination Product. For the avoidance of doubt, for the purposes of this Agreement, Immunoconjugates shall not be deemed Combination Products.

     “Original Agreement Effective Date” shall mean November 28, 2007.

     “Opt-In Notice” shall have the meaning set forth in Section 5.4.

     “Opt-In Period” shall have the meaning set forth in Section 5.4.

     “Opt-In Report” shall have the meaning set forth in Section 5.2.

     “Opt-In Rights” shall have the meaning set forth in Section 5.1.

     “Out-of-Pocket Costs” shall mean costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with GAAP) by Regeneron (or its Affiliate) directly in connection with the performance of the Discovery Program.

     “Party” or “Parties” shall have the meaning set forth in the introductory paragraph.

     “Patent Application” shall mean any application for a Patent.

     “Patent Rights” shall mean unexpired Patents and Patent Applications.

     “Patents” shall mean patents together with all substitutions, divisions, continuations, continuations-in-part, reissues, reexaminations, extensions, registrations, patent term adjustments or extensions, supplemental protection certificates and renewals of any of the foregoing, and all counterparts thereof in any country in the Territory.

     “Person” shall mean and include an individual, partnership, joint venture, limited liability company, corporation, firm, trust, unincorporated organization and government or other department or agency thereof.

     “Phase I Clinical Trial” shall mean the first clinical trial of a Product Candidate following IND Preparation.

     “Product Candidate” shall mean any Lead Candidate that substantially completes IND Preparation and is ready to be offered for license to Sanofi under the Opt-In Rights.

     “Product Patent Rights” shall mean any Patent or Patent Application having a specification which supports a claim that may be infringed by making, using, selling, importing or exporting a Lead Candidate or Product Candidate in the Discovery Program, including, without limitation, any derivatives, fragments, compositions of matter or uses, thereof.

     “Program Targets” shall mean all Targets on the Target List.

     “Publishing Party” shall have the meaning set forth in Section 9.3.

     “Receiving Party” shall have the meaning set forth in Section 9.1.

     “Refused Candidate” shall have the meaning set forth in Section 5.6 (i).

     “Regeneron” shall have the meaning set forth in the introductory paragraph.

     “Regeneron Indemnitees” shall have the meaning set forth in Section 10.1(a).

     “Regeneron Intellectual Property” shall mean the Regeneron Patent Rights and the Regeneron Know-How.

     “Regeneron Know-How” shall mean any and all Know-How as of the Original Agreement Effective Date or thereafter during the term of the Discovery Program owned by, licensed to or otherwise held by Regeneron or any of its Affiliates (other than Sanofi Know-How and Know-How included in Joint Inventions) with the right to sublicense the same necessary or useful for the performance of the Discovery Program.

     “Regeneron Next Generation Technology” shall mean *************************.

     “Regeneron Patent Rights” shall mean those Patent Rights as of the Original Agreement Effective Date or thereafter during the term of the Discovery Program owned by, licensed to or otherwise held by Regeneron or any of its Affiliates (other than Sanofi Patent Rights and Patent Rights included in Joint Inventions) with the right to sublicense the same and which include at least one (1) claim which would be infringed by the research, development, manufacture or use of the Mice or any Target, Antibody (including any MTC), Lead Candidate or Product Candidate in the Discovery Program.

     “Regeneron Sole Inventions” shall have the meaning set forth in Section 6.1(a).

     “Regeneron Target IP” shall mean only those claims in Patent Rights within the Regeneron Patent Rights in existence on the termination of the Discovery Program which would be infringed by the making, using, developing, selling, or importing of an Antibody (including a MTC) discovered in the Discovery Program against a Program Target *************************************.

     “Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity anywhere in the world with authority over the activities conducted under the Discovery Program.

     “Rolling Target List” shall mean the rolling list of Targets designated for Immunization under the Discovery Program over a two-Contract Year period, as initially prepared and thereafter revised in accordance with Section 2.4.

     “Royalty Product” shall mean ***************************************.

     “Royalty Term” shall have the meaning set forth in Section 4.5.

     “Sanofi” shall have the meaning set forth in the introductory paragraph.

     “Sanofi Divested Antibody” shall have the meaning set forth in Section 2.8(b)(iii).

     “Sanofi Indemnitees” shall have the meaning set forth in Section 10.1(b).

     “Sanofi Intellectual Property” shall mean the Sanofi Patent Rights and the Sanofi Know-How.

     “Sanofi Know-How” shall mean any and all Know-How as of the Original Agreement Effective Date or thereafter during the term of the Discovery Program (including the Tail Period) owned by, licensed to or otherwise held by Sanofi or any of its Affiliates (other than Regeneron Know-How and Know-How included in Joint Inventions) with the right to sublicense the same necessary or useful for the performance of the Discovery Program.

     “Sanofi Patent Rights” shall mean those Patent Rights as of the Original Agreement Effective Date or thereafter during the term of the Discovery Program owned by, licensed to or otherwise held by Sanofi or any of its Affiliates (other than Regeneron Patent Rights and Patent Rights included in Joint Inventions) with the right to sublicense the same and which include at least one (1) claim which would be infringed by the research, development, manufacture or use of the Mice or any Target, Antibody (including any MTC), Lead Candidate or Product Candidate in the Discovery Program.

     “Sanofi Regulatory Divested Antibody” shall have the meaning set forth in Section 2.8(b)(v).

     “Sanofi Sole Inventions” shall have the meaning set forth in Section 6.1(a).

     “Sanofi Sole Projects” shall have the meaning set forth in Section 2.8(b)(iii).

     “Sanofi Targets” shall have the meaning set forth in Section 2.4.

     “Sanofi Target IP” shall mean only those claims in Patent Rights within the Sanofi Patent Rights in existence on the termination of the Discovery Program, including the Tail Period, which would be infringed by the making, using, developing, selling, or importing of (a) any Licensed Refused Sanofi Candidate (*************************), (b) any Sanofi Divested Antibody (*******************************), (c) any Failed MTC as referred to in Section 2.11(c) or ***************** as referred to in Section 2.11(b), (d) any Sanofi Regulatory Divested Antibody (**********************************), (e) in the case of Section 12.8, any Antibody (including any MTC) discovered in the Discovery Program against a Program Target (******************************), or(f) any MTC (and, if applicable, any other Antibody) referred to in Section 12.11(b) (*****************************), as the case may be. For the avoidance of doubt, the parenthetical references in (a), (b), (d), (e), and (f) above are included to limit the Patent Rights ************************** to only those Patent Rights that would ******************************. These parenthetical references do not limit other Patent Rights included in this definition. “Sole Inventions” shall have the meaning set forth in Section 6.1(a).

     “Solely Developed Immunoconjugate” shall have the meaning set forth in Section 2.11(b).

     “Special JRC Meeting” shall have the meaning set forth in Section 2.4(a).

     “Stock Purchase Agreement” shall mean the Stock Purchase dated as of the Original Agreement Effective Date by and between (a) Sanofi, sanofi-aventis US LLC, and Sanofi-Aventis Amerique du Nord and (b) Regeneron.

     “Tail Period” shall have the meaning set forth in Section 2.9.

     “Target” shall mean any gene, receptor, ligand, or other molecule (a) potentially associated with a disease activity, and (b) which potentially has a biological activity that is modified by direct interaction with an Antibody, including any MTC, or (c) to which an Antibody, including any MTC, binds, ***********************************.

     “Target Discovery Plan” shall have the meaning set forth in Section 2.3.

     “Target List” shall mean the list of Targets on the Rolling Target List and the Immunized Target List, but excluding Excluded Targets.

     “Term” shall have the meaning set forth in Section 12.1.

     “Territory” shall mean all the countries and territories of the world.

     “Third Party” shall mean any Person other than Sanofi or Regeneron or any Affiliate of either Party.

     “Third Party Opportunities” shall have the meaning set forth in Section 2.8(a)(ii).

     “Valid Claim” shall mean a claim of an issued and unexpired Patent (including the term of any patent term extension, supplemental protection certificate, renewal or other extension) which has not been held unpatentable, invalid or unenforceable in a final decision of a court or other Government Authority of competent jurisdiction from which no appeal may be or has been taken, and which has not been admitted to be invalid or unenforceable through reissue, reexamination, disclaimer or otherwise.

ARTICLE 2

DISCOVERY PROGRAM

          2.1 Discovery Program. (a) From the Effective Date, the objective of the Parties during the Discovery Program is for Regeneron to discover, identify and/or validate Targets from which Regeneron shall select Targets for the Rolling Target List, generate MTCs (and, if agreed to by the JRC, other Antibodies) against Program Targets (including Program Targets that are Sanofi Targets) from which to select Lead Candidates, and develop such Lead Candidates through IND Preparation to offer to Sanofi for joint development and commercialization under the terms set forth herein and in the License and Collaboration Agreement. During the first ten (10) Contract Years, Regeneron will use Commercially Reasonable Efforts to discover, identify and validate Targets as part of the Discovery Program. The Parties will select Targets for the Rolling Target List pursuant to Section 2.4. *****************************************************. Regeneron will use Commercially Reasonable Efforts to generate MTCs (and if agreed by the JRC, other Antibodies) against Program Targets and manufacture preclinical and clinical supplies of the Lead Candidates and Product Candidates for the Discovery Program and Phase 1 Clinical Trials. The JRC will evaluate and prioritize Program Targets. Subject to the JRC’s prioritization of Program Targets, Sanofi’s Target selection and exclusion rights under Section 2.4, and the other terms of this Agreement, Regeneron will have sole responsibility for the design and conduct of all activities under the Discovery Program, including, without limitation, decisions relating to initiation and termination of programs and activities, manufacturing activities, and staffing and resource allocation between different programs and activities in the Discovery Program. The JRC will also prioritize the Antibodies, including MTCs, to be further pursued as Lead Candidates, and Regeneron will commence IND Preparation activities only for those Antibodies, including MTCs, that meet the applicable criteria set forth in Schedule 4. Sanofi shall be responsible for completing relevant portions of Schedule 4 for all Sanofi Targets at the time that such Target is selected for the Rolling Target List to the extent such information is not available at Regeneron. Sanofi, through the JRC, will provide consultation and advice to support Regeneron’s efforts. Neither Regeneron nor Regeneron’s representative on the JRC shall have the right to discriminate against Sanofi Targets without the agreement of Sanofi’s representatives on the JRC.

               (b) In addition to the broad objectives of the Parties set forth in Section 2.1(a), above, commencing from Contract Year 3 (January 1, 2010) and except as set forth in Section 4.9, the annual objectives of the Discovery Program for each Contract Year through the Discovery Expiration Date (the “Collaboration Objectives”) are *************************. Regeneron shall use Commercially Reasonable Efforts to achieve the Collaboration Objectives. For the avoidance of doubt, (i) nothing in the preceding sentence shall require Regeneron to use efforts beyond the FTEs and Out-of-Pocket Costs reimbursed by Sanofi under this Agreement, and (ii) if Regeneron exercises Commercially Reasonable Efforts to achieve the Collaboration Objectives, then the failure to achieve the Collaboration Objectives shall not be considered a breach of this Agreement.

               (c) As part of the Discovery Program, Regeneron may **********************************.

          2.2 Term of the Discovery Program. The Discovery Program commenced on the Original Agreement Effective Date and shall end on December 31, 2017 unless (a) this Agreement is earlier terminated in accordance with Article 12, in which event the Discovery Program shall end on the effective date of such termination or (b) extended by Sanofi for the Tail Period pursuant to the terms of Section 2.9 in which event the Discovery Program shall end upon the earlier of the expiration of the Tail Period or the earlier termination of this Agreement.

          2.3 Discovery Plans. Regeneron will annually prepare a “Target Discovery Plan” and an “Antibody Discovery Plan” for the Discovery Program.

               (a) The Target Discovery Plan shall set forth the overall strategy, plan and goals over the next Contract Year for identifying and validating Targets from which Regeneron shall choose its Targets for the Rolling Target List; it being understood that the Target Discovery Plan will not include information on the identity of Targets that are the subject of Regeneron’s discovery research activities under the Discovery Program that have not yet been selected as Program Targets. The Target Discovery Plan will also include an estimated budget for the portion of the Discovery Program covered by the Target Discovery Plan for the ensuing Contract Year. Regeneron will submit each Target Discovery Plan, including the estimated budget, to the JRC for review and comment.

               (b) The Antibody Discovery Plan shall set forth the overall strategy and plans over the next Contract Year for generating Antibodies against Program Targets, conducting research on Program Targets and Antibodies generated against Program Targets, and preclinically developing Antibodies under the Discovery Program through IND Preparation. The Antibody Discovery Plan will also include an estimated budget for the portion of the Discovery Program covered by the Antibody Discovery Plan for the ensuing Contract Year. Regeneron will submit each Antibody Discovery Plan, including the estimated budget, to the JRC for review and comment. For each Lead Candidate, the Antibody Discovery Plan will include activities and a planned timeline for IND Preparation. Regeneron shall consider in good faith comments on the Antibody Discovery Plan from Sanofi’s representatives on the JRC.

               (c) Except for the initial Target Discovery Plan and Antibody Discovery Plan (which will be provided to the JRC within ninety (90) days of the Effective Date), Regeneron will present an updated Target Discovery Plan and Antibody Discovery Plan to the JRC at least two (2) months prior to the end of each Contract Year.

          2.4 Target List.

               (a) Subject to the other terms of this Section 2.4, (i) the Rolling Target List will include up to ************* designated for Immunization in each two-consecutive Contract Year period, and ********************************* (all such Targets selected by Sanofi for the Rolling Target List pursuant to this Section 2.4 being referred to as “Sanofi Targets”). The Parties shall conduct a meeting of the JRC within ten (10) Business Days of the Effective Date (the “Special JRC Meeting”) to ***********************************. The Rolling Target List will be updated on an annual basis at a meeting of the JRC to be held in January of each Contract Year, commencing in 2010 and ending in 2017 (the “Annual Draft Meeting”). At least thirty (30) days prior to the Annual Draft Meeting to be held in 2017, Regeneron shall provide to Sanofi information on the identity and status of Targets validated by Regeneron under the Discovery Program that were not previously selected as Targets on to the Rolling Target List. Targets on the Rolling Target List are progressed from the Rolling Target List to the Immunized Target List at commencement of Immunization. Any Targets on the Rolling Target List which have not progressed to the Immunized Target List during a Contract Year shall remain on the Rolling Target List, subject to Sections 2.4(b), 2.4(c), and 2.8 below. At each Annual Draft Meeting, the Parties shall select Targets for the Available Slots to bring the total number of Targets on the Rolling Target List back to ********. At the Special JRC Meeting and each Annual Draft Meeting, the Parties shall alternate selecting Targets for the Available Slots on the Rolling Target List, with Sanofi designating first, Regeneron second and the process repeating until Sanofi has selected as many Targets as it desires up to *************************************. Regeneron shall designate all Targets for the Available Slots remaining after Sanofi’s selections pursuant to this Section 2.4(a). For clarity, an Excluded Target cannot be selected onto the Rolling Target List without the mutual consent of the Parties. All Targets selected by the Parties for the Rolling Target List pursuant to this Section 2.4 shall be identified by their HUGO name, if applicable.

               (b) Targets may be removed from the Rolling Target List or replaced by new Targets at any time prior to Immunization by the mutual written consent of the Parties. Targets removed (either by removal or replacement) from the Rolling Target List pursuant to this Section 2.4(b) shall become Excluded Targets. Each Party shall have the right to select up to **************** to be added to the Rolling Target List outside the applicable Annual Draft Meeting at any time during each Contract Year (such Party being a “Pre-Selecting Party”). The applicable Pre-Selecting Party shall be considered to have included the applicable Target(s) onto the Rolling Target List upon its written notice to the other Party. Unless the Target selected by the Pre-Selecting Party is excluded or removed from the Rolling Target List pursuant to Section 2.4(c) or Section 2.8, it shall be considered one of the Targets selected by the Pre-Selecting Party for the Rolling Target List at the next scheduled Annual Draft Meeting and the number of Targets the Pre-Selecting Party may select for the Available Slots at such Annual Draft Meeting shall be reduced accordingly. In addition, Regeneron shall have the right to replace a Target removed from the Rolling Target List by Sanofi pursuant to Section 2.8 at any time during each Contract Year upon written notice to Sanofi.

               (c) Sanofi shall have the right to exclude from the Rolling Target List a Target selected by Regeneron for the Rolling Target List as provided in Section 2.4(c)(i), and shall have the right to remove a Program Target from the Target List, as provided in Sections 2.4(c)(ii) and (iii).

               (i) Sanofi shall have the right to exclude from the Rolling Target List a Target selected by Regeneron for the Rolling Target List (a “Regeneron Selected Target”) if at the time of selection by Regeneron of such Regeneron Selected Target either (A) Sanofi or its Affiliate has an existing Antibody against the Regeneron Selected Target that is ****************, (B) Sanofi or its Affiliate has *****************************, or (C) Sanofi or its Affiliate has **************** or has ********************. With respect to its exclusion rights under Section 2.4(c)(i)(C), Sanofi may neither ************ for the Rolling Target List in any Contract Year, nor ******************* over any rolling three (3) Contract Year period. Sanofi must notify Regeneron of its exclusion pursuant to this Section 2.4(c)(i) within ten (10) Business Days of the Annual Draft Meeting or Special JRC Meeting at which Regeneron selects the applicable Regeneron Selected Target or Sanofi’s receipt of written notice from Regeneron regarding Regeneron’s selection of a Regeneron Selected Target pursuant to Section 2.4(b) above or this Section 2.4(c)(i). Sanofi’s exclusion of a Regeneron Selected Target pursuant to this Section 2.4(c)(i) must be followed promptly by written notice to Regeneron that describes the condition in either (A), (B), or (C) above that has been met supporting the Target exclusion. Regeneron shall have ten (10) Business Days from the exclusion of a Target under this Section 2.4(c) to select replacement Regeneron Selected Target(s) for the Rolling Target List under Section 2.4(a) or Section 2.4(b), as the case may be, in which case the terms of this Section 2.4(c) shall remain in effect.

               (ii) Sanofi shall have the right to remove a Target from the Rolling Target List upon written notice to Regeneron if, ******************************** Regeneron has failed to progress a Target to the Immunized Target List. Sanofi shall have thirty (30) days from the Third Anniversary Date to exercise its right to remove the applicable Target from the Rolling Target List under this Section 2.4(c)(ii).

               (iii) Sanofi shall have the right to remove a Program Target from the Immunized Target List upon written notice to Regeneron if, **************************************** Regeneron is no longer actively working on Antibodies against the applicable Target under the Discovery Program, or (B) *************************************, Regeneron has failed to submit an Opt-In Report for a Product Candidate against such Program Target. Sanofi shall have thirty (30) days from the applicable ********************** to exercise its right to remove the applicable Program Target from the Immunized Target List under this Section 2.4(c)(iii).

               (d) Within sixty (60) days after the end of Contract Year 5 (ending December 31, 2012), the Executive Officers of both Parties may agree that the maximum percentage of Targets that Sanofi may select for the Rolling Target List should change **********************************. In deciding whether to make such a change, the Executive Officers shall take into consideration, among other criteria agreed to by the Executive Officers, ************************************. If the Executive Officers both agree to change the maximum percentage of Targets Sanofi may select for the Rolling Target List, then the Parties will promptly enter into an amendment to this Agreement solely for the purpose of amending the terms of Section 2.4(a) to reflect the new agreed upon percentage for each of the remaining Contract Years for which the Rolling Target List has not been designated.

          2.5 Commercially Reasonable Efforts; Compliance with Laws. During the term of the Discovery Program, Regeneron will use Commercially Reasonable Efforts to discover and develop Product Candidates to offer for license to Sanofi pursuant to the Opt-In Rights. Without limiting the foregoing, Regeneron will use Commercially Reasonable Efforts to identify Lead Candidates and complete IND Preparation for Lead Candidates in a timely manner during the term of the Discovery Program. Each Party hereby covenants and agrees to comply with applicable Laws in performing activities connected with the Discovery Program.

          2.6 Exchange of Information. Regeneron will share information with the JRC in a timely manner concerning the progress of the Target Discovery Plan and the Antibody Discovery Plan consistent with Sections 2.3 and 3.1(b). Without limiting the foregoing, at least five (5) calendar days prior to each regular quarterly meeting of the JRC, Regeneron will use its Commercially Reasonable Efforts to provide to Sanofi’s representatives on the JRC a written report (in electronic form) summarizing the material activities undertaken by Regeneron in connection with the Target Discovery Plan and the Antibody Discovery Plan, including information concerning new Program Targets, Lead Candidates and Product Candidates. Sanofi shall have the right to reasonably request and to receive in a timely manner clarifications and answers to questions with respect to such reports (other than with respect to the identity and progress of Targets in the Target Discovery Plan which are not Program Targets) and any other data and any other information it reasonably requests with respect to the conduct of the Target Discovery Plan and the Antibody Discovery Plan.

          2.7 Further Assurances and Transaction Approvals. Upon the terms and subject to the conditions hereof, each of the Parties will use Commercially Reasonable Efforts to (a) take, or cause to be taken, all actions necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement, (b) obtain from the requisite Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made in connection with the authorization, execution, and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (c) make all necessary filings, and thereafter make any other advisable submissions, with respect to this Agreement and the transactions contemplated by this Agreement required under applicable Laws. The Parties will cooperate with each other in connection with the making of all such filings, including by providing copies of all such non-confidential documents to the other Party and its advisors prior to the filing and, if requested, by accepting all reasonable additions, deletions, or changes suggested in connection therewith. Each Party will furnish all information required for any applicable or other filing to be made pursuant to the rules and regulations of any applicable Laws in connection with the transactions contemplated by this Agreement.

          2.8 Exclusive Discovery Program.

               (a) Exclusivity.

               (i) General. Subject to the other subparagraphs in this Section 2.8, until the end of the Term, neither Party nor any of their respective Affiliates will either directly, or with any Third Party, work to discover Antibodies against, or develop or commercialize Antibodies against, Program Targets in the Territory, except pursuant to this Agreement or the License and Collaboration Agreement. Furthermore, subject to the other subparagraphs in this Section 2.8, until the earlier to occur of (A) the Discovery Expiration Date, and (B) the effective termination of this Agreement, neither Regeneron nor any of its Affiliates will, either directly or with any Third Party, work to discover, develop or commercialize Antibodies in the Territory, except pursuant to this Agreement or the License and Collaboration Agreement. Solely as used in this Section 2.8(a) and in Section 2.8(b), the terms “develop,” “developing” or “development” shall mean any and all activities related to Antibody discovery and Antibody preclinical and clinical development. In the event this Agreement is terminated early pursuant to Sections 12.2, 12.3, 12.4, 12.5, or 12.11, the obligations stated in this Section 2.8(a) shall also terminate as of the effective date of such early termination.

               (ii) Third Party Opportunities. Subject to the other sub-paragraphs in this Section 2.8, as part of the Discovery Program, the Parties may evaluate new Targets, Antibodies, and antibody technologies owned or controlled by Third Parties (“Third Party Opportunities”) to determine whether such Targets, Antibodies or antibody technologies should be licensed or acquired by the Parties for the Discovery Program. Should a Party identify such a Third Party Opportunity that it is interested in acquiring or licensing for inclusion in the Discovery Program, it shall notify the other Party for consideration and discussion. If the Parties approve the inclusion of such Third Party Opportunity in the Discovery Program, the Parties shall decide which Party will license or otherwise acquire rights to the Third Party Opportunity and include the applicable Target, Antibody or antibody technology, as the case may be, in the Discovery Program. If the applicable Third Party Opportunity is licensed or acquired ******************************* with respect to the conduct of the Discovery Program as being conducted at the time of such license or acquisition (such licenses being governed by Section 2.18 hereof) *******************************except that, at Regeneron’s option, its share, or a portion of its share, of such costs shall be included in Out-of-Pocket Costs under this Agreement and applied to the calculation of the Maximum Annual Discovery Program Costs for one or more years as the Parties may agree.

               (b) Exclusions.

               (i) Excluded Candidates. Each Party (and its Affiliates) shall have the right to develop and commercialize Excluded Candidates either on its own or with Third Parties outside the Discovery Program without restriction under this Agreement; provided that Sanofi shall have no rights under this Agreement to any Excluded Candidates developed under the Discovery Program. Regeneron shall have and retain exclusive rights to any such Excluded Candidates developed in the Discovery Program against such Excluded Target without restrictions under this Agreement, subject to the royalty obligations set forth in Section 4.5. Regeneron may continue to develop and commercialize (on its own or with one or more Third Parties) any such MTCs or other Antibodies (or any Acquired Antibodies of Regeneron) against Excluded Targets and may practice and use any Regeneron Intellectual Property, including, without limitation, the Mice, in connection with the development of Antibodies against Excluded Targets.

               (ii) Refused Candidates. Regeneron (and its Affiliates) shall have the right to develop and commercialize Refused Candidates outside the Discovery Program as set forth in Section 5.6 below, **********************.

               (iii) Sanofi Acquired Antibodies. Sanofi and its Affiliates shall have the right to develop and commercialize Acquired Antibodies that are the subject of filed INDs, whether such acquisition is by direct acquisition, by license or through acquisition of a Third Party) (a “Sanofi Acquired Antibody”), even if such Sanofi Acquired Antibodies are against Program Targets. Sanofi shall promptly notify Regeneron of any such acquisition or license (including the identity of the Program Target), and may continue the development of such Sanofi Acquired Antibody without restriction outside the Discovery Program and this Agreement. In the event of such an acquisition or license, unless otherwise agreed to by the Parties, the applicable Program Target shall be considered an Excluded Target and Sanofi shall no longer have any rights to any Excluded Candidates against such Excluded Target developed under this Agreement (such Antibodies being referred to herein as “Sanofi Divested Antibodies”). Regeneron may develop and commercialize (on its own or with one or more Third Parties) any Sanofi Divested Antibodies or other Excluded Candidates against such Excluded Targets, and may practice and use any Regeneron Intellectual Property, including, without limitation, the Mice, in connection with such activities without restrictions under this Agreement, subject to the royalty obligations set forth in Section 4.5. Until the time of IND filing for a Sanofi Divested Antibody, Regeneron shall have the right to consider development of Sanofi Divested Antibodies against the applicable Excluded Target as development under the Discovery Program solely for purposes of seeking reimbursement of Discovery Program Costs pursuant to Section 4.2.

               (iv) Company Acquisitions For clarification, where a Party or its Affiliate acquires rights to an Acquired Antibody by the acquisition of a Third Party or part or the whole of its business, the applicable acquiring Party may as an alternative to any obligations herein, divest such Acquired Antibody (by sale or license) **********************************.

               (v) Regulatory Divestitures. In the event that Sanofi acquires rights to an Acquired Antibody as a result of its acquisition of a Third Party and believes, based on the reasonable advice of its outside legal counsel, that it is required by Law to divest its interest in the Antibodies against a Program Target, then Sanofi shall have the right to exclude such Program Target from the Discovery Program, and develop and commercialize such Acquired Antibodies against such Program Target outside the Discovery Program and the terms of this Agreement. Sanofi shall no longer have any rights to any Antibodies, including MTCs, against such Program Target under this Agreement (“Sanofi Regulatory Divested Antibodies”) other than rights to future royalties pursuant to Section 4.5(iv); however, such Sanofi Regulatory Divested Antibodies shall be considered in the Discovery Program solely for purposes of Section 4.2 until the earlier to occur of either (y) the time of any IND filing for the applicable Product Candidate or (z) twelve (12) months from the date Sanofi divests its interest in the applicable Antibody in the Discovery Program. ***************************. Either Party shall have the right to develop and commercialize Antibodies against Target(s) of the Sanofi Regulatory Divested Antibodies outside the Discovery Program and the terms of this Agreement, and Regeneron shall have and retain exclusive rights to any Antibodies, including MTCs, discovered under the Discovery Program against such Program Target(s) without restrictions under this Agreement.

               (vi) Technology Licenses. Regeneron shall have the right to grant non-exclusive licenses to its Mice and other Regeneron Intellectual Property related to the Mice (and related technologies) and Regeneron Next Generation Technology to Third Parties, including, without limitation, universities and for profit and not-for-profit Third Parties, provided that (A) ********************************************. Regeneron may receive contract fees, milestones, and royalties based on future sales of Antibodies discovered by such Third Party licensees. In addition, under the terms of such license agreements where Regeneron retains a license to develop and commercialize MTCs discovered by such Third Parties, ****************************************** such decision shall not be subject to Section 3.3 and shall not be unreasonably delayed. In the event that Sanofi’s representatives on the JRC reject any such MTC from inclusion in the Discovery Program, Regeneron shall have the right to develop and commercialize such MTC without restrictions under this Agreement outside the Discovery Program and this Agreement. If Sanofi’s representatives on the JRC agree to include these MTCs in the Discovery Program, **********************.

               (vii) **********************. Subject to the terms of Section 4.5, the Parties may develop and commercialize the following Antibodies outside of the Discovery Program and without restriction under this Agreement (subject to the royalty obligations set forth in Section 4.5): *******************.

               (viii) ************. Nothing in Section 2.8(a) shall limit or restrict either Party or its Affiliate from developing and commercializing ******************************. However, in the case of Regeneron, during the period referred to in the second sentence of Section 2.8(a)(i), the Target ****************************** must be an Excluded Target.

          2.9 Tail Period. At Sanofi’s sole option, upon prior written notice to Regeneron, such notice to be delivered no later than June 30, 2017 (the “Tail Period Notice Date”), the term of the Discovery Program may be extended for up to three (3) additional years (as designated by Sanofi in its notice) (the “Tail Period”). If Sanofi fails to provide such written notice by the applicable Tail Period Notice Date, the Discovery Program shall expire on December 31, 2017. Sanofi shall identify in its written notice the specific Program Targets, Lead Candidates, and Product Candidates to be included in the Discovery Program during the Tail Period. All Program Targets not listed in this notice shall be considered Excluded Targets as of January 1, 2018. Within ninety (90) days of receipt of Sanofi’s notice, the Parties shall agree on a plan and budget (which shall be on a cost basis) to perform the activities set forth below and as requested by Sanofi to be carried out for each Contract Year of the Tail Period. In the event the Parties do not agree on the commercial reasonableness of such budget, then such dispute shall be referred to binding arbitration pursuant to the provisions of Article 13. During the Tail Period, Regeneron will use Commercially Reasonable Efforts **************************.

          2.10 Research Licenses; Licenses Generally. Each Party hereby grants to the other Party and its Affiliates a non-exclusive, non-transferable, worldwide, royalty-free, research license, without the right to sublicense, under the Regeneron Intellectual Property and the Sanofi Intellectual Property, respectively, solely to perform the Discovery Program. For the avoidance of doubt, neither Party shall use the licenses granted in this Section 2.10 for the benefit, directly or indirectly, of any Third Party. Except as expressly provided for herein, nothing in this Agreement grants either Party any right, title or interest in and to the intellectual property rights of the other Party (either expressly or by implication or estoppel). Except as expressly provided for in this Section 2.10 or elsewhere in this Agreement, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party’s Patent Rights or Know-How, either expressly or by implication, estoppel or otherwise. Upon expiration or earlier termination of the Discovery Program, the licenses granted in Section 2.10 herein shall automatically terminate.

          2.11 Immunoconjugates.

               (a) General. The JRC shall discuss and agree whether to include in the Discovery Program the development of Immunoconjugates against specific Program Targets and the type of Immunoconjugate technology to use therefore. Both Parties’ representatives on the JRC must agree to develop Immunoconjugates in the Discovery Program, including the type of Immunoconjugate technology to be used in the Discovery Program, and any disagreements related to such decisions shall be referred to the Parties’ Executive Officers with neither Party’s Executive Officer having the deciding vote. In the event the Executive Officers do not resolve such disagreements, then the issue shall not ***********************.

               (b) Sole Development. If either Party presents a proposal to the JRC to include in the Discovery Program the development of an Immunoconjugate and it is not included in the Discovery Program pursuant to Section 2.11(a), then either Party may, at its option and at its sole expense, conduct such development outside the scope of the Discovery Program (the “Solely Developed Immunoconjugate”). The sole-developing Party shall propose to the JRC the Solely Developed Immunoconjugate for inclusion in the Discovery Program when the Solely Developed Immunoconjugate has completed IND Preparation (unless the naked Antibody directed against the same Target as the Solely Developed Immunoconjugate is an IFM), and shall do so by submitting to the JRC a copy of the IND filing following the IND filing date. The JRC shall decide whether or not to include the Solely Developed Immunoconjugate into the Discovery Program (outside of the customary Opt-In Rights exercise under Section 5.4 below) with the non-developing Party’s representatives on the JRC having the final decision making authority solely with respect to such decision and the following shall apply:

                    (1) Inclusion in the Discovery Program. If the JRC decides to include the Solely Developed Immunoconjugate into the Discovery Program, then the Solely Developed Immunoconjugate shall be considered a Product Candidate and become a Licensed Product under the License and Collaboration Agreement. In such case, *************************. For clarification, the royalty as described in Section 2.11(d)(i), to be negotiated in good faith by the Parties, shall apply if the sole-developing Party’s Patent Rights and Know How are practiced or used with respect to the Solely Developed Immunoconjugate as described herein.

                    (2) Continue Sole Development. If at the time when such Solely Developed Immunoconjugate has completed its IND Preparation the License and Collaboration Agreement is not in effect, or if the JRC decides not to include the Solely Developed Immunoconjugate into the Discovery Program, then the sole-developing Party shall have the right to continue development and to commercialize such Solely Developed Immunoconjugate on its own and at its sole expense, or with a Third Party, outside the Discovery Program without restrictions under this Agreement.

                    (3) Non-Exclusive License. With respect to any Solely Developed Immunoconjugate that may be developed solely by either Party under this Section 2.11(b), each Party hereby grants to the other Party a non-transferable, non-exclusive, worldwide, royalty-bearing (in accordance with Section 4.4 herein) license, with the right to sublicense, and ***************************.

               (c) Failed MTCs. The Parties may independently develop Immunoconjugates using Failed MTCs. For the purposes of this Section 2.11, “Failed MTC” shall mean (i) any MTC against a Program Target that does not progress to IND Preparation in its naked Antibody form or (ii) any Lead Candidate, in its naked Antibody form, for which an IND is not filed, in each case (A) due to lack of evidence of biological activity and (B) only if both Parties agree that the Program Target or Lead Candidate, as applicable, will not be the subject of any further activities under the Discovery Program, such agreement not to be unreasonably withheld or delayed.

With respect to any Failed MTC each Party hereby grants to the other a non-transferable, non-exclusive, worldwide, royalty-bearing (in accordance with Section 4.4 herein) license, with the right to sublicense, and with respect to Regeneron Target IP and Sanofi Target IP (as the case may be) solely to make, have made, use, sell, offer to sell and import IFMs. For the avoidance of doubt, such a license shall not include rights to any underlying Immunoconjugate technology owned by the licensing Party.

               (d) Royalties.

               (i) Discovery Program MTC’s. If the JRC agrees to include the development of Immunoconjugates in the Discovery Program against a specific Program Target and a Party’s Patent Rights and Know-How are practiced or used in the development of such Immunoconjugates, then such Party shall be entitled to receive a royalty on Net Sales of such ******************.

               (ii) Failed MTCs. In the event that a Party or its Affiliate develops Immunoconjugates using Failed MTCs (“IFMs”) outside the Discovery Program and this Agreement, then such Party shall be required to pay to the other Party, within sixty (60) days following the end of each calendar quarter, royalty payments for such IFMs in accordance with Section 4.5.

          2.12 Sanofi Target Licenses. With respect to any Product Candidate against a Sanofi Target that becomes a Refused Candidate (“Licensed Refused Sanofi Candidate”) or any Sanofi Divested Antibody or Sanofi Regulatory Divested Antibody, Sanofi hereby grants to Regeneron a non-transferable, non-exclusive, worldwide, royalty-bearing (in accordance with Section 4.4 herein) license, with the right to sublicense, under the Sanofi Target IP solely to make, have made, use, sell, offer to sell and import such Licensed Refused Sanofi Candidate, Sanofi Divested Antibody, or Sanofi Regulatory Divested Antibody, as the case may be. Where such Licensed Refused Sanofi Candidate is an Immunoconjugate, ********************.

          2.13 Non-Exclusive License to Sanofi. Regeneron hereby grants Sanofi and its Affiliates a perpetual, worldwide, non-exclusive, non-transferable, royalty-free license, without the right to sublicense, under Regeneron Intellectual Property discovered directly in connection with the performance of the Discovery Program claiming Targets on the Target List and/or methods of use related to the inhibition or use of such Targets for use by Sanofi and its Affiliates in connection with the manufacture, use, sale, offer to sell, and import of small molecule drug and diagnostic products.

          2.14 Invention Assignment. All of the employees, officers and consultants of each Party that are supporting the performance of its obligations under this Agreement shall have executed agreements or have existing obligations under law requiring, in the case of employees and officers, assignment to such Party of all inventions made during the course of and as the result of their association with such Party and, in the case of employees, officers and consultants, obligating the individual to maintain as confidential such Party’s Confidential Information which such Party may receive, to the extent required to support such Party’s obligations under this Agreement.

          2.15 Supply of VelociGene® Mice. On August 4, 2008, Regeneron and sanofi-aventis U.S. Inc. entered into a Mouse Purchase Agreement pursuant to which Regeneron is using its proprietary technology for the production of genetically modified mouse embryonic stem cell lines and mice derived from the corresponding mouse stem cell lines.

          2.16 Option for VelocImmune® License. At Sanofi’s request within sixty (60) days of the Discovery Expiration Date, the Parties shall enter into a License and Material Transfer Agreement (the “License and MTA”) under which Regeneron will license VelocImmune to Sanofi. *************************************. As used in this Section 2.16, VelocImmune shall mean Regeneron’s Mice technology as previously licensed by Regeneron to Third Parties as of the Effective Date. The License and MTA shall contain such other customary terms and conditions consistent with those included in Regeneron’s VelocImmune license agreements existing as of the Effective Date.

          2.17 Option for Additional Technologies. To the extent that Regeneron decides to license either ************************************* (any such technologies and Know How being licensed by Regeneron, being referred to as the “Additional Technologies) to commercial entities, then at Sanofi’s request, during the one hundred eighty (180) day period following the expiration or earlier termination of the Discovery Program, the Parties shall enter into a definitive agreement under which Regeneron will license the applicable Additional Technologies to Sanofi. The definitive agreement(s) for the Additional Technologies to be licensed to Sanofi shall contain commercial and other terms and conditions that are not materially less favorable, when taken as a whole, than those included in any then-existing license agreements with Third Parties for such Additional Technologies, if any.

          2.18 Third Party Platform Licenses. The Parties acknowledge that, during the Term, the Parties may mutually agree **********************************. In such an event, including mutual agreement of the Parties, the following provisions shall apply:

               (a) License by Regeneron. Regeneron shall use Commercially Reasonable Efforts to obtain and maintain any Third Party licenses ***************, including research necessary for ***************************.

               (b) License by Sanofi. In the event that ***************** pursuant to subsection (a) above or the Parties decide that *********************, Sanofi shall use Commercially Reasonable Efforts to obtain and maintain such Third Party licenses.

               (c) Payment. If, as a result of either Party obtaining and maintaining such Third Party licenses *************************** Party and shall not be ************** or included in the *********************.

ARTICLE 3

JOINT RESEARCH COMMITTEE

          3.1 The Joint Research Committee.

               (a) Formation, Composition and Membership. The Parties have established the JRC, which shall consist of at least three (3) senior representatives appointed by each of Regeneron and Sanofi. Each Party may replace its Committee members upon written notice to the other Party; provided that such replacement is of comparable standing and authority within that Party’s organization as the person he or she is replacing (or is otherwise reasonably acceptable to the other Party). The JRC will have two (2) co-chairpersons, one designated by each of Regeneron and Sanofi.

               (b) Meetings of the JRC. The JRC shall meet at least once every calendar quarter, unless the JRC co-chairpersons otherwise agree. All JRC meetings may be conducted by telephone, video-conference or in person as determined by the JRC co-chairpersons; provided, however, that the JRC shall meet in person at least once each calendar year, unless the Parties mutually agree to meet by alternative means. Unless otherwise agreed by the Parties, all in-person meetings for JRC shall be held on an alternating basis between Regeneron’s facilities and Sanofi’s facilities. Further, each co-chairperson shall be entitled to call meetings in addition to the regularly scheduled quarterly meetings. The co-chairpersons, with the assistance of the Alliance Managers, shall coordinate activities to prepare and circulate an agenda in advance of each meeting and prepare and issue draft minutes of each meeting within fourteen (14) days thereafter and final minutes within thirty (30) days thereafter, such final minutes to include the updated Target List. With the consent of the Parties (not to be unreasonably withheld or delayed), a reasonable number of other representatives of a Party may attend any JRC meeting as non-voting observers (provided that such additional representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of the other Party that are at least as stringent as those set forth in Article 9 below). Each Party shall be responsible for all of its own personnel and travel costs and expenses relating to participation in JRC meetings.

               (c) Duties. The JRC shall:

               (i) discuss the objectives of the Discovery Program;

               (ii) review and comment on the Target Discovery Plan and the Antibody Discovery Plan;

               (iii) exchange and review scientific information and data relating to the Target List and activities being conducted under, and the then-current progress of, the Target Discovery Plan and the Antibody Discovery Plan, and establish processes for the exchange of information relating to the progress of the activities under the Target Discovery Plan and the Antibody Discovery Plan (subject to the limitations concerning the identification of Targets in the Target Discovery Plan as set forth in Section 2.3(a));

               (iv) discuss experiments believed by a Party’s representatives on the JRC to be necessary to properly evaluate Program Targets, Lead Candidates and Product Candidates;

               (v) provide assistance and recommendations on the direction of the Target Discovery Plan and the Antibody Discovery Plan;

               (vi) evaluate and prioritize Program Targets;

               (vii) discuss the use of ****** with regard to Program Targets;

               (viii) discuss whether an Antibody, including any MTC, satisfies the criteria of Lead Candidates attached in Schedule 4;

               (ix) review and prioritize Lead Candidates;

               (x) maintain the Rolling Target List, Immunized Target List, and the list of Excluded Targets as provided in this Agreement;

               (xi) conduct the Special JRC Meeting and Annual Draft Meetings;

               (xii) consider and act upon such other matters as specified in this Agreement or as otherwise agreed to by the Parties, including, without limitation, any requests for Sanofi to perform activities under the Discovery Program costs for which to be treated as Discovery Program Costs in accordance with the last paragraph of Section 4.2;

               (xiii) make any such decisions as are expressly allocated to the JRC under this Agreement; and

At the request of either Party’s representatives to the JRC, conduct ad hoc meetings in addition to the quarterly meetings of the JRC as reasonably necessary to coordinate and expedite all decisions made by the JRC.

               (d) Decision Making. The JRC shall operate by consensus. The representatives of each Party shall have collectively one (1) vote on behalf of such Party; provided that no such vote taken at a meeting shall be valid unless a representative of each Party is present and participating in the vote. Notwithstanding the foregoing, each Party, in its sole discretion, by written notice to the other Party, may choose not to have representatives on the JRC and leave decisions of the JRC to representatives of the other Party.

          3.2 Alliance Management. Each of Sanofi and Regeneron shall appoint a senior representative who possesses a general understanding of research, clinical, and regulatory issues to act as its Alliance Manager (“Alliance Manager”). Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment between the Parties. Each Alliance Manager will also be responsible for providing single-point communication for seeking consensus both internally within the respective Party’s organization and with the other Party’s organization, including facilitating review of external corporate communications.

          3.3 Resolution of Governance Matters.

               (a) Generally. The Parties shall cause their respective representatives on the JRC to use their Commercially Reasonable Efforts to resolve all matters presented to them as expeditiously as possible.

               (b) Executive Officers’ Resolution of Disputes. In the event that the JRC is, after a period of thirty (30) days from the date a matter is submitted to it for decision, unable to make a decision due to a lack of required unanimity, or the Parties are unable to agree on the budget for the Initial Development Plan for a Product Candidate in accordance with Section 5.3 below, either Party may require that the matter be submitted to the Executive Officers for a joint decision. In such event, the co-chairpersons of the JRC, by written notice to each Party delivered within five (5) days after receipt of the notice from a Party pursuant to the immediately preceding sentence, shall formally request that the dispute be resolved by the Executive Officers, specifying the nature of the dispute with sufficient specificity to permit adequate consideration by such Executive Officers. The Executive Officers shall diligently and in good faith, attempt to resolve the referred dispute within thirty (30) days of receiving such written notification or such longer period of time as the Executive Officers may agree in writing. Regeneron’s Executive Officer shall have the deciding vote over all matters referred to the Executive Officers by the JRC, other than (i) matters related to the commercial reasonableness of the budget for the Initial Development Plan for a Product Candidate which shall be resolved in accordance with Section 13.1 below should the Executive Officers fail to resolve such matter, (ii) decisions concerning whether Sanofi shall perform any activities under the Discovery Program, which shall require a joint decision of both Parties’ Executive Officers, (iii) any decision of the Executive Officers pursuant to Section 2.4(d), and (iv) any decision of the Executive Officers pursuant to Section 4.4.

          3.4 Obligations of the Parties and their Affiliates. The Parties shall cause their respective designees on the JRC and their respective Executive Officers to take the actions and make the decisions provided herein to be taken and made by such respective designees and Executive Officers in the manner and within the applicable time periods provided herein.

ARTICLE 4

PAYMENTS

          4.1 Upfront Payment; Reimbursement Payments for Manufacturing Expansion. Within five (5) Business Days of the Original Agreement Effective Date, Sanofi paid to Regeneron a non-refundable, non-creditable amount of US $85,000,000 as consideration for access to Regeneron’s research capabilities and suite of discovery technologies and the co-exclusive (with Regeneron) rights granted to Sanofi hereunder during the Term. Regeneron plans to expand its facilities in Rensselaer, New York (the “Expansion Plans”) to help provide an adequate and timely supply of Formulated Bulk Product for Clinical Supply Requirements (as those terms are defined in the License Agreement) of Licensed Products. The Parties have agreed on the general description, plan and budget of the Expansion Plans as set forth in Schedule 7. Sanofi shall reimburse Regeneron for up to US$30,000,000 of costs incurred by Regeneron to implement the Expansion Plans (the “Maximum Reimbursable Amount”). Within forty-five (45) days following the end of each calendar quarter, until Regeneron has been reimbursed for the Maximum Reimbursable Amount under this Section 4.1, Regeneron shall provide to Sanofi a detailed report of the costs incurred by it in such calendar quarter to implement the Expansion Plans, together with an invoice therefor. Sanofi shall reimburse Regeneron for all costs set forth in such report and invoice within thirty (30) days after its receipt thereof. Regeneron shall not be entitled to include depreciation for equipment and other items included in the Expansion Plan as Development Costs (as defined in the License Agreement) under the License Agreement to the extent Sanofi has reimbursed Regeneron for such equipment and other items pursuant to this Section 4.1, and shall provide evidence of the same. Regeneron may only use the production suites identified in Schedule 7 to manufacture products other than Licensed Products if the production of such other products does not interfere with the production of Formulated Bulk Product for Clinical Supply Requirements (as those terms are defined in the License Agreement) of Licensed Products.

          4.2 Discovery Program Costs. Commencing on the Original Agreement Effective Date and continuing during the term of the Discovery Program, Sanofi shall be responsible for paying one hundred percent (100%) of all Discovery Program Costs, including Discovery Program Costs incurred for a Product Candidate until the anticipated IND filing date for such Product Candidate, regardless of whether Sanofi exercises its Opt-In Rights in accordance with Section 5.1; provided that, except as set forth below and in Section 4.10, the total annual Discovery Program Costs to be paid by Sanofi in each of the first ten (10) years of the Discovery Program (the “Maximum Annual Discovery Program Costs”) shall not exceed the following amounts (as calculated for each Contract Year):

Contract Year	Maximum Annual Discovery Program Costs
1 (ending December 31, 2008)	US $75,000,000
2	US $100,000,000
3	US $160,000,000
4	US $160,000,000
5	US $160,000,000
6	US $160,000,000
7	US $160,000,000
8	US $160,000,000
9	US $160,000,000
10 (ending December 31, 2017	US $160,000,000

In the event that the Discovery Program Costs incurred in any Contract Year are less than the Maximum Annual Discovery Program Costs for such Contract Year, the amount of such shortfall up to ten percent (10%) of the Maximum Annual Discovery Program Costs stated immediately above for each Contract Year may be carried over to the ensuing Contract Year and added to the Maximum Annual Discovery Program Costs for such ensuing Contract Year except for any such shortfall at the end of Contract Year 10, such that Regeneron’s right to carry over any shortfall shall not be applicable into or during the Tail Period. At least sixty (60) days prior to the end of each Contract Year, Regeneron shall notify Sanofi if it reasonably believes that the total Discovery Program Costs for such Contract Year will be less than the Maximum Annual Discovery Program Costs for such Contract Year and whether Regeneron intends to apply such shortfall amount to the Discovery Program Costs for the ensuing Contract Year.

To the extent that Sanofi performs any activities under the Discovery Program, it shall do so at its sole cost and expense and such costs and expenses shall not be treated as Discovery Program Costs for purposes of calculating the Maximum Annual Discovery Program Costs unless the JRC expressly requests Sanofi to perform any such activities, in which case the mutually agreed upon costs directly related to such activities shall be included in the calculation of the Maximum Annual Discovery Program Costs. The Parties acknowledge that payments made by Sanofi pursuant to this Section 4.2 are being made as research and development expenses, as defined in the U.S. Internal Revenue Code Section 41, and agree that any and all credits or deductions to which either party may be entitled on account of research performed pursuant to such payments shall be allocated to Sanofi to the extent of such payments.

          4.3 Reports and Discovery Program Cost Payments. Within forty-five (45) days following the end of each calendar quarter, Regeneron shall deliver electronically to Sanofi a written report setting forth in reasonable detail the Discovery Program Costs incurred by Regeneron in such calendar quarter along with an invoice therefore. Sanofi shall reimburse Regeneron for all undisputed Discovery Program Costs set forth in each report within thirty (30) days after its receipt thereof. Any disputed, unpaid Discovery Program Costs that are determined to be due and payable to Regeneron under this Agreement shall be paid with the Default Interest Rate.

          4.4 **************** Opt-in Payment. (a) In the event that Sanofi exercises its Opt-In Rights in accordance with Section 5.1 with regard *********************** then Sanofi shall, on an Opt-In Notice by Opt-In Notice basis, make a US $10,000,000 payment to Regeneron with the applicable Opt-In Notice or, in the case of a dispute under this Section 4.4(a), upon the resolution of the dispute hereunder. Regeneron shall indicate in the Opt-In Report **********************************. Sanofi shall indicate in the Opt-In Notice for such a Product Candidate whether it, in good faith, agrees or disagrees with Regeneron, including any supporting information supporting its belief. In the event of a disagreement between the Parties as to ***************************, the matter shall be referred to the Executive Officers for a joint decision in accordance with Section 3.3. In the event the Executive Officers are unable to reach agreement with respect to the matter in accordance with Section 3.3, then the dispute shall be referred to an independent Third Party expert (the “Expert”). The Parties shall alternate having the right to select an Expert to resolve disputes in accordance with this Section 4.4, with Sanofi selecting the Expert for the first such dispute and neither Party selecting an Expert that was used previously by either Party without the written consent of the other Party. Each Expert shall be selected by the applicable Party within thirty (30) days of the end of the thirty (30) day period referred to in Section 3.3. Each Expert must be a person selected in good faith who is knowledgeable in the field of Antibodies, possessing senior executive experience in the biotechnology or pharmaceutical industry, and has no known prior, current, or planned future association (by contract, employment, or otherwise) with the selecting Party, any of its Affiliates, or any officer, director, or employee of such Party or any of its Affiliates. The Parties will both enter into a consulting agreement with each Expert and will share equally in all fees charged by each Expert. Each Expert shall be instructed in the consulting agreement to make his decision as to *********************************** within two (2) weeks of his selection. The Expert’s decision shall be final and binding upon the Parties. For the avoidance of doubt, any dispute under this Section 4.4(a) shall not delay the development of the applicable Licensed Product.

               (b) A Product Candidate offers **************if it is expected to ***************** based on one or more of the following actual or expected characteristics of a Product Candidate generated using ************* compared to **********************. If, by way of example, there is a Third Party Conventional Antibody in clinical development against the applicable Program Target, then************************. The existence ******************* shall be determined based on information available at the time of such determination pursuant to this Section 4.4. If no Existing Technology MTCs have been generated as of the date of the applicable Opt-In Report, the determination of ********************** shall be based on ****************************.

          4.5 Royalty Payments for Royalty Products. If either Party, or its Affiliate or licensee successfully develops and commercializes a Royalty Product, then the commercializing Party shall pay to the non-commercializing Party, within sixty (60) days following the end of each calendar quarter, the following royalties on the aggregate Net Sales of such, respective Royalty Products during the Royalty Term:

               (i) Refused Candidates. Royalty payments for Refused Candidates, including a Competing Refused Candidate, of ********* provided that no such royalty amount shall be due for Antibodies ****************.

               (ii) Licensed Refused Sanofi Candidate. In addition to the ****************** described in subsection (i) immediately above, a royalty payment of ************* shall apply for a Licensed Refused Sanofi Candidate in such countries where, and for so long as, ****************** (plus any additional royalty referred to in Section 2.11(d)(i), if applicable, for a Licensed Refused Sanofi Candidate that is an Immunoconjugate using Sanofi’s Immunoconjugate technology, for so long as it incorporates such technology).

               (iii) Sanofi Divested Antibody. Royalty payments for a Sanofi Divested Antibody of *************** provided that no such royalty amount shall be due for Antibodies *********************.

               (iv) Sanofi Regulatory Divested Antibody. Royalty payments for a Sanofi Regulatory Divested Antibody of *********** in such countries where, and for so long as, its manufacture, use or sale is covered by a Valid Claim in any Sanofi Target IP as determined on a country-by-country-basis.

               (v) IFMs/Failed MTCs. Royalty payments for IFMs of **** as described in Section 2.11(d)(ii) of this Agreement.

               (vi) Solely Developed Immunoconjugates. Royalty payments for Solely Developed Immunoconjugates of **** as described in Section 2.11(b).

               (vii) Antibodies Pursuant to Section 12.11(b). Royalty payments for Antibodies referred to and described in Section 12.11(b) of ************ in such countries where, and for so long as, its manufacture, use or sale is covered by a Valid Claim in any Sanofi Target IP as determined on a country-by-country basis.

In the event that any Royalty Product requires a sub-license to Sanofi Patent Rights or Regeneron Patent Rights, as applicable, and such sub-license is granted under this Agreement, then any financial remuneration that the licensing Party is required to pay to a Third Party for its license from the Third Party shall be considered a pass-through cost to be borne by the Party developing and/or commercializing the Royalty Product.

          4.6 Royalty Term and Reporting. The royalties payable under Sections 4.5 (i), 4.5(iii), and 4.5(v) of this Agreement shall each be paid for the period of time, as determined on a Royalty Product-by-Royalty Product and country-by-country basis, commencing on the Effective Date and ending on the later to occur of (a) ***********************, (b) the expiration of the last to expire Valid Claim of the Licensed Sanofi Target IP or Regeneron Target IP, as the case may be. The royalties payable under Sections 4.5 (ii), 4.5 (iv), 4.5(vi), and 4.5(vii) of this Agreement shall each be paid on a Royalty Product-by-Royalty Product and country-by-country basis, commencing on the Effective Date and ending on the expiration of the last to expire Valid Claim of the licensed Sanofi Target IP (the applicable period of time during which royalties are payable pursuant to this sentence and the preceding sentence being referred to as the applicable “Royalty Term”). During the applicable Royalty Term, the Party owing royalties shall deliver to the other Party with each royalty payment a report detailing in reasonable detail the information necessary to calculate the royalty payments due under this Agreement for such calendar quarter, including the following information, specified on a Royalty Product-by-Royalty Product and country-by-country basis: (a) total gross invoiced amount from sales of each Royalty Product by a Party, its Affiliates and sublicensees; (b) all relevant deductions from gross invoiced amounts to calculate Net Sales; (c) Net Sales; and (d) royalties payable.

          4.7 Payment Method and Currency. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. All sums due under this Agreement shall be payable in United States Dollars. In those cases where the amount due in United States Dollars is calculated based upon one or more currencies other than United States Dollars, such amounts shall be converted to United States Dollars using the average of the buying and selling exchange rate for conversion of the applicable foreign currency into United States Dollars, using the spot rates (the “Closing Mid-Point Rates” found in the “Dollar spot forward against the Dollar” table published by The Financial Times, or any other publication as agreed to by the Parties) from the last Business Day of the preceding month.

          4.8 Late Payments. All late payments made under this Agreement (including payments made pursuant to Sections 4.4 and 4.5 above), shall earn interest, to the extent permitted by applicable Law, from the date due until paid at a rate equal to the thirty (30) day London Inter-Bank Offering Rate (LIBOR) U.S. Dollars, as quoted in The Wall Street Journal (U.S., Eastern Edition) effective for the date on which the payment was due, ***** (such sum being referred to as the “Default Interest Rate”).

          4.9 Taxes. Except as set forth in Section 4.1, any withholding or other taxes that a Party is required by Law to withhold or pay on behalf of the other Party, with respect to any payments to such other Party hereunder, shall be deducted from such payments and paid to the appropriate tax authority contemporaneously with the remittance to such other Party; provided, however, that the remitting Party shall furnish the other Party with proper evidence, including any self-reporting documentation, of the taxes so paid. Each Party shall cooperate with the other and furnish the other Party with appropriate documents to secure application of the most favorable rate of withholding tax under applicable Law (or exemption from such withholding tax payments, as applicable).

          4.10 Special Adjustment. If during the period beginning January 1, 2012 and ending on December 31, 2013, both *************************** then, at Sanofi’s option, which must be exercised by written notice to Regeneron no later than *************, the Maximum Annual Discovery Program Costs set forth in Section 4.1 shall be reduced to US$120,000,000 for each of Contract Years 7, 8, 9, and 10 (the “Special Adjustment”). Notwithstanding the foregoing, ****************************** against which Lead Candidates have been developed under the Discovery Program prior to such exclusion, and Regeneron files IND(s) for Excluded Candidate(s) against such Excluded Target(s), then each such IND filing shall be considered the submission of a Sanofi Opt-In Report for a Product Candidate solely for purposes of determining whether *************************. If Sanofi exercises its option for the Special Adjustment following the occurrence of the conditions set forth above, then Regeneron shall have the right (the “Catch Up Right”), in its sole discretion, to fund up to US$40,000,000 of Discovery Program Costs on its own for each of the remaining Contract Years through the Discovery Expiration Date (the actual aggregate amount of such Discovery Program Costs funded by Regeneron on its own during Contract Years 7, 8, 9, and 10 being referred to as the “Catch-Up Amount”). Regeneron shall have sixty (60) days from the date of the Special Adjustment to exercise the Catch Up Right and shall notify Sanofi promptly in writing of such exercise. Regeneron shall provide Sanofi within sixty (60) days of the beginning of each subsequent Contract Year with a written report setting forth in reasonable detail the calculation of the Catch-Up Amount. If Regeneron exercises this Catch Up Right, then********************************* then Sanofi shall be required to make a payment to Regeneron equal to the Catch-Up Amount within forty-five (45) days after receipt of a written report setting forth in reasonable detail the calculation of the Catch-Up Amount. Effective upon the occurrence of the Special Adjustment, unless Regeneron exercises the Catch Up Right, the annual Collaboration Objectives shall be adjusted as follows: ***********************.

ARTICLE 5

OPT-IN RIGHTS TO LICENSE PRODUCT CANDIDATES

          5.1 Opt-In Rights to License Product Candidates. Subject to the penultimate sentence of this Section 5.1 and the other terms of this Agreement, Sanofi shall have the exclusive right during the term of the Discovery Program to elect to jointly (with Regeneron) develop and commercialize each Product Candidate as set forth below, under the terms and conditions set forth in the License and Collaboration Agreement (the “Opt-In Rights”). While the Opt-In Rights are in effect with respect to an Antibody from the Discovery Program, including a MTC in the Discovery Program, Regeneron will not grant to any Third Party rights to any such Antibody. The Opt-In Rights will expire and Sanofi will no longer have any rights or licenses to any Antibodies, including MTCs, under this Agreement upon the expiration or earlier termination of the Discovery Program. After the first ten (10) years of the Discovery Program, the Opt-In Rights shall remain in effect during the Tail Period solely with respect to Lead Candidates and other Antibodies and MTCs against any applicable Program Targets properly identified by Sanofi in its notice to extend the Discovery Program through the Tail Period provided under Section 2.9. For the avoidance of doubt, Sanofi shall have no Opt-In Rights to Excluded Candidates owned or licensed by Regeneron or its Affiliates.

          5.2 Process for Opt-In Rights. At least *********** prior to the anticipated filing date for the IND for a Product Candidate, Regeneron will provide Sanofi with a report containing *****************************************, as well as the anticipated date of the filing of the applicable IND (the “Opt-In Report”). Following Sanofi’s receipt of the Opt-In Report, Regeneron shall also provide Sanofi with updated information, when available, that is required for or intended to be included in the IND for such Product Candidate and any other information regarding the Product Candidate Sanofi reasonably requests, which is reasonably available to Regeneron. Regeneron shall provide a draft of the IND containing all material information to be included in such draft IND at least one (1) month prior to the anticipated filing date for such IND, it being understood that this draft IND shall not be required to include ***********************************.

          5.3 Initial Development Plan. Within thirty (30) days after Sanofi’s receipt of the Opt-In Report, the Parties shall jointly commence, and thereafter as promptly as practicable complete, preparation of a plan and budget for the planned development activities for such Product Candidate through the completion of the Phase I Clinical Trial (the “Initial Development Plan”), the final budget included in which shall be subject to Sanofi’s written approval, not to be unreasonably withheld or delayed; provided, however, that (i) the Parties shall not be required to continue or complete such preparation if the Opt-In Period for such Product Candidate has expired without Sanofi having timely exercised its Opt-In Rights with respect thereto or Sanofi shall have otherwise advised Regeneron in writing that it will not exercise its Opt-In Rights with respect to such Product Candidate and (ii) if the Parties are unable to agree on a final budget the matter shall first be referred to the Executive Officers in accordance with Section 3.3(b) above, and if such Executive Officers are unable to resolve such matter, it shall be submitted to binding arbitration to be conducted in accordance with Section 13.1 below. If Sanofi properly exercises its Opt-In Rights with respect to a Product Candidate, such Product Candidate shall be developed in accordance with the Initial Development Plan until the Parties agree to the “Global Development Plan” as such term is defined in the License and Collaboration Agreement.

          5.4 Opt-In Exercise. Sanofi may exercise its Opt-In Rights under this Agreement and license a Product Candidate under the License and Collaboration Agreement by delivering to Regeneron a written notice of exercise in the form annexed hereto as Exhibit A (an “Opt-In Notice”) on or before *************************** and (ii) ************* before the revised anticipated filing date of such IND notified by Regeneron, if any, (“the “Opt-In Period”), unless Regeneron has not submitted to Sanofi the draft of the IND in accordance with Section 5.2 above, in which case Sanofi ************************* to exercise the Opt-In Rights.. Upon the timely exercise of the Opt-In Rights by Sanofi, the applicable Product Candidate shall become a Licensed Product. Unless otherwise agreed by the Parties, Regeneron shall exercise Commercially Reasonable Efforts to file the IND **************************.

          5.5 Dll4 and REGN 88. Sanofi exercised its Opt-In Rights to REGN 88 as of the Original Agreement Effective Date and was deemed to have exercised its Opt-In Rights with respect to the MTC against Delta-like ligand 4 (Dll4) as of the Original Agreement Effective Date.

          5.6 Refused Candidates. If Sanofi does not provide Regeneron with an Opt-In Notice within the Opt-In Period with respect to a particular Product Candidate, or Sanofi notifies Regeneron that it will not exercise Opt-In Rights with respect to the Product Candidate, then the following shall apply:

                    (i) Refused Candidate. The Opt-In Rights shall expire with respect to that Product Candidate (a “Refused Candidate”). All licenses granted in Section 2.10 shall automatically expire with respect to each Product Candidate upon such Product Candidate becoming a Refused Candidate. Following such time as a Product Candidate becomes a Refused Candidate, except as set forth below, the applicable Target shall no longer be deemed a Program Target and shall be removed from the Target List and Sanofi shall no longer have any rights to any Antibodies, including MTCs, against such Target under this Agreement. Sanofi shall have a one-time right within four (4) weeks of the date a Product Candidate becomes a Refused Candidate to designate the Target for such Refused Candidate as one of its Sanofi Targets, otherwise it shall be considered an Excluded Target.

               (ii) Regeneron Rights. Regeneron may continue to develop and commercialize (on its own or with one or more Third Parties) any Refused Candidate without restriction outside the Discovery Program and this Agreement, unless the Refused Candidate is a Competing Refused Candidate, in which case, Section 2.8(b)(ii) shall apply. In addition, unless Sanofi has exercised its right under Section 5.6(i) to designate the applicable Target for a Refused Candidate as one of its Sanofi Targets, then Regeneron may continue to develop and commercialize (on its own or with one or more Third Parties) any MTCs or other Antibodies against such Target and may practice and use any Regeneron Intellectual Property, including, without limitation, the Mice, in connection with such activities. If Sanofi has designated the applicable Target for the Refused Candidate as a Sanofi Target pursuant to Section 5.6(i), then all Antibodies (including MTCs) against such Target that were generated under the Discovery Program other than the Refused Candidate shall remain part of the Discovery Program.

               (iii) Sanofi Rights. Neither Sanofi nor its Affiliates, either directly or through any Third Party, may develop or commercialize an Antibody that is against the Target of a Refused Candidate ****************** following such date that it becomes a Refused Candidate, provided that **************** shall not apply to the following: ************************************.

ARTICLE 6

NEWLY CREATED INVENTIONS

          6.1 Ownership of Newly Created Intellectual Property.

               (a) Each Party shall exclusively own all intellectual property (including, without limitation, Know-How, Patents and Patent Applications and copyrights) discovered, invented, authored or otherwise created solely by such Party, its employees, agents and consultants under the Discovery Program (“Sole Inventions”). Sole Inventions made solely by Sanofi, its employees, agents and consultants are referred to herein as “Sanofi Sole Inventions.” Sole Inventions made solely by Regeneron, its employees, agents and consultants are referred to herein as “Regeneron Sole Inventions.” The Parties agree that nothing in this Agreement, and no use by a Party of the other Party’s Intellectual Property pursuant to this Agreement, shall vest in a Party any right, title or interest in or to the other Party’s Intellectual Property, other than the license rights expressly granted hereunder.

               (b) The Parties shall jointly own all intellectual property (including, without limitation, Know-How, Patents and Patent Applications and copyrights) discovered, invented, authored or otherwise created under the Discovery Programs that is invented or authored jointly by an individual or individuals having an obligation to assign such intellectual property to Sanofi (or for which ownership vests in Sanofi by operation of law), on the one hand, and an individual or individuals having an obligation to assign such intellectual property to Regeneron (or for which ownership vests in Regeneron by operation of law), on the other hand, on the basis of each Party having an undivided interest in the whole (“Joint Inventions”).

               (c) Notwithstanding the foregoing in Section 6.1(b), (i) for purposes of determining whether a patentable invention is a Sanofi Sole Invention, a Regeneron Sole Invention or a Joint Invention, questions of inventorship shall be resolved in accordance with United States patent laws, as determined, if necessary, by an independent third party, (ii) for purposes of determining whether a copyrighted work is a Sanofi Sole Invention, a Regeneron Sole Invention or a Joint Invention, questions of copyright authorship shall be resolved in accordance with United States copyright laws, and (iii) for purposes of determining whether Know-How (other than copyrighted work and Patent Applications) is a Sanofi Sole Invention, a Regeneron Sole Invention or a Joint Invention, questions of authorship or inventorship shall be resolved in accordance with the laws of the State of New York, United States.

               (d) To the extent that any right, title or interest in or to any intellectual property discovered, invented, authored or otherwise created under this Agreement vests in a Party or its Affiliate, by operation of Law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement, such Party (or its Affiliate) shall, and hereby does, irrevocably assign to the other Party any and all such right, title and interest in and to such intellectual property to the other Party without the need for any further action by any Party.

               (e) The Parties hereby agree that each Party’s use of the Joint Inventions shall be governed by the terms and conditions of this Agreement including the following: each Party’s interest in the Joint Inventions may be sublicensed to Third Parties, and any ownership rights therein transferred, in whole or in part, by each Party without consent of the other Party (unless otherwise prohibited by this Agreement or the License and Collaboration Agreement); provided that (i) each of the Parties acknowledges that it receives no rights to any Intellectual Property of the other Party underlying or necessary for the use of any Joint Invention, except as otherwise set forth herein or in the License and Collaboration Agreement, (ii) each Party agrees not to transfer any of its ownership interest in any of the Joint Inventions without securing the transferee’s written agreement to be bound by the terms of this Section 6.1(e), (iii) during the Discovery Program, each Party agrees not to license its interest in any Joint Invention with the right to use such Joint Invention for developing, manufacturing or commercializing antibodies (except for developing, manufacturing or commercializing a Party’s Antibodies that may be included in the exclusions described in Section 2.8 (b) of the Agreement), and (iv) nothing in this Article 6 shall relieve a Party or its Affiliates of their obligations under Article 9 with respect to Confidential Information provided by the other Party or such other Party’s Affiliates. Neither Party hereto shall have the obligation to account to the other Party for any revenues or profits obtained from any transfer of its interest in, or its use, sublicense or other exploitation of, the Joint Inventions outside the scope of the Discovery Program. Each of the Parties (or its Affiliate), as joint owner of the Joint Inventions, agrees to cooperate with any enforcement actions brought by the other joint owner(s) against any Third Parties, and further agrees not to grant any licenses to any such Third Parties against which such enforcement actions are brought during the time of such dispute, without the prior written consent of the other joint owner(s), such consent not to be unreasonably withheld. The provisions governing Joint Inventions set forth in this Section 6.1(e) shall survive the expiration or termination of this Agreement.

          6.2 Prosecution and Maintenance of Patent Rights.

               (a) Subject to the terms of the License and Collaboration Agreement with respect to Licensed Products, Regeneron shall prepare, file, prosecute and maintain Patents and Patent Applications (as applicable) included in the Regeneron Patent Rights and Regeneron shall confer with and keep Sanofi reasonably informed regarding the status of such activities to the extent they are Product Patent Rights. With respect to the preparation, filing, prosecution and maintenance of those inventions that are Product Patent Rights, ********************* except that all provisionals, the priority application based thereon and the corresponding PCT application ************************. Sanofi shall prepare, file, prosecute and maintain Patents and Patent Applications (as applicable) included in the Sanofi Patent Rights provided that ***************************** except that all provisionals, the priority application based thereon and the corresponding PCT application *******************************.

               (b) With respect to any Joint Patent Rights, the Parties shall consult with each other regarding the filing, prosecution and maintenance of any Patents and Patent Applications, and responsibility for such activities shall be the obligation of Regeneron. Regeneron shall undertake such filings, prosecutions and maintenance in the names of both Parties as co-owners using outside counsel reasonable acceptable to Sanofi, ***************************************.

               (c) The Parties shall have the following obligations with respect to the filing, prosecution and maintenance of any Joint Patent Rights, as well as any Product Patent Rights: (i) the prosecuting Party (the “Prosecuting Party”) shall provide the other Party (the “Non-Prosecuting Party”) with notice and a copy of a substantially completed draft of any Patent Application at least thirty (30) days prior to the filing of any such Patent Application by the Prosecuting Party and incorporate all reasonable comments provided by the Non-Prosecuting Party within such thirty (30) day period unless the Prosecuting Party reasonably believes that such comments will adversely affect the scope or validity of the Patent Application or resulting Patent (it being understood that the Parties will discuss any points of disagreement and work to resolve disagreements during this thirty (30) day period); (ii) the Prosecuting Party shall notify the Non-Prosecuting Party prior to its filing of a Patent Application; (iii) the Prosecuting Party shall consult with the Non-Prosecuting Party promptly following the filing of the Patent Application to mutually determine in which countries it shall file convention Patent Applications; (iv) the Prosecuting Party shall provide the Non-Prosecuting Party promptly with copies of all material communications received from or filed in patent offices with respect to such applications and incorporate all reasonable comments provided by the Non-Prosecuting Party, unless the Prosecuting Party reasonably believes that such comments will adversely affect the validity or scope of the Patent Application or resulting Patent for both Parties; and (v) the Prosecuting Party shall provide the Non-Prosecuting Party a reasonable time prior to taking or failing to take action that would affect the scope or validity of rights under any Patent Applications or Patents, but in no event less than sixty (60) days prior to the next deadline for any action that may be taken with the applicable patent office, (including but not limited to substantially narrowing or canceling any claim without reserving the right to file a continuing or divisional Patent Application, abandoning any Patent or not filing or perfecting the filing of any Patent Application in any country), with notice of such proposed action or inaction so that the Non-Prosecuting Party has a reasonable opportunity to review and make comments, and take such actions as may be appropriate in the circumstances, including assuming the Prosecuting Party’s responsibility for filing, prosecution and maintenance of any such Product Patent Right or Joint Patent Right and becoming the Prosecuting Party. With respect to Joint Inventions, it is understood that the Prosecuting Party and Non-Prosecuting Party shall use all reasonable efforts to reach agreement on all material filings and amendments and no such material filings or amendments shall be made by the Non-Prosecuting Party without the prior written agreement of the Non-Prosecuting Party, such agreement not to be unreasonably withheld or delayed. In addition, in the event that the Prosecuting Party materially breaches the foregoing obligations and such material breach is not cured within thirty (30) days of a written notice from the Non-Prosecuting Party describing such breach in reasonable detail, or in the event that the Prosecuting Party fails to undertake the filing of a Patent Application within the earlier of (i) ninety (90) days of a written request by the Non-Prosecuting Party to do so, and (ii) sixty (60) days prior to the anticipated filing date, the Non-Prosecuting Party may assume the Prosecuting Party’s responsibility for filing, prosecution and maintenance of any such Product Patent Right and will thereafter be deemed the Prosecuting Party for purposes hereof. Notwithstanding the foregoing, the Prosecuting Party may withdraw from or abandon any Patent or Patent Application on thirty (30) days’ prior notice to the Non-Prosecuting Party (provided that such notice shall be given no later than sixty (60) days prior to the next deadline for any action that may be taken with respect to such Patent or Patent Application with the applicable patent office), providing the Non-Prosecuting Party a free-of-charge option to assume the prosecution or maintenance thereof. The Parties will file and prosecute Patent Applications described in this Section 6.2(a) in the list of countries set forth in Exhibit B, unless otherwise agreed upon by the Parties.

               (d) All costs incurred in the filing, prosecution and maintenance of any Joint Patent Rights and Product Patent Rights and in performing freedom to operate analyses on Program Targets or Lead Candidates shall be shared equally by the Parties.

               (e) Each Party shall have the right to invoke the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. 103(c)(2)-(c)(3) (the "CREATE Act") with respect to Joint Inventions, without the prior written consent of the other Party. In the event that a Party intends to invoke the CREATE Act, as permitted by the preceding sentence, it shall notify the other Party and the Parties shall reasonably cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a "joint research agreement" as defined in the CREATE Act. For the avoidance of doubt, nothing in this Section 6.2(e) shall amend or modify the determination of ownership of intellectual property as set forth in Section 6.1.

          6.3 Third Party Claims. In the normal course of business, Regeneron shall carry out patent searches in relation to the Program Targets, Lead Candidates, and Product Candidates, as well as the technologies used to discover, develop and commercialize any of the foregoing, and will disclose, along with any analysis, to Sanofi’s counsel any conflict or likely conflict of which Regeneron is aware with respect to the Patent Rights of any Third Party with respect to any such Program Targets, Lead Candidates and Product Candidates prior to selection to enter IND Preparation. If either Party or its Affiliates shall learn of a Third Party claim that the activities under the Discovery Program infringe or otherwise violate the intellectual property rights of any Third Party in the Territory, then such Party shall promptly notify the other Party in writing of this claim, assertion or certification. As soon as reasonably practical after the receipt of such notice, the Parties shall cause their respective legal counsel to meet to confer on such allegation of infringement. In particular, with regard to issues related to freedom to operate concerning Targets pursued under this Agreement, the Parties shall conduct and maintain ongoing and regular communications between their legal/intellectual property departments.

ARTICLE 7

BOOKS, RECORDS AND INSPECTIONS; AUDITS AND ADJUSTMENTS

          7.1 Books and Records. Each Party shall keep proper books of record and account in which full, true and correct entries (in conformity with GAAP) shall be made for the purpose of determining the amounts payable or owed pursuant to this Agreement. Each Party shall permit auditors, as provided in Section 7.2, to visit and inspect, during regular business hours and under the guidance of its employees, the books of record and account of such Party to the extent relating to this Agreement and discuss its affairs, finances and accounts to the extent relating to this Agreement.

          7.2 Audits and Adjustments.

               (a) Each Party shall have the right, upon no less than thirty (30) days’ advance written notice and at such reasonable times and intervals and to such reasonable extent as the Party shall request, not more than once during any Contract Year, to have the books and records of the other Party to the extent relating to this Agreement for the preceding two (2) years audited by an independent “Big Four” (or equivalent) accounting firm of its choosing under reasonable, appropriate confidentiality provisions, for the sole purpose of verifying the accuracy of all financial, accounting and numerical information and calculations provided, and payments made, under this Agreement; provided that no period may be subjected to audit more than one (1) time unless a material discrepancy is found in any such audit of such period, in which case additional audits of such period may be conducted until no material discrepancies are found.

               (b) The results of any such audit shall be delivered in writing to each Party and shall be final and binding upon the Parties, unless disputed by a Party within ninety (90) days of delivery. If a Party over billed or underpaid an amount due under this Agreement resulting in a cumulative discrepancy during any year of more than ******, it shall also reimburse the other Party for the costs of such audit (with the cost of the audit to be paid by the Party initiating the audit in all other cases). Such accountants shall not reveal to the Party requesting the audit the details of its review, except for the findings of such review and such information as is required to be disclosed under this Agreement, and shall be subject to the confidentiality provisions contained in Article 9.

               (c) If any examination or audit of the records described above discloses an over billing or underpayment of amounts due hereunder, then unless the result of the audit is contested pursuant to Section 7.2(b) above, the Party that overbilled or underpaid shall pay the same (plus interest thereon at the Default Interest Rate from the date of such over billing or underpayment through the date of payment of the amount required to be paid pursuant to this Section 7.2(c)) to the Party entitled thereto within thirty (30) days after receipt of the written results of such audit pursuant to this Section 7.2.

               (d) Disputes. Any disputes with respect to the results of any audit conducted under Section 7.2 above shall be resolved by binding arbitration in accordance with Section 13.1 below.

          7.3 IAS/IFRS/GAAP. Except as otherwise provided herein, all costs and expenses and other financial determinations with respect to this Agreement shall be determined in accordance with IAS/IFRS, and for the US, if desired, GAAP, as generally and consistently applied.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

          8.1 Joint Representations and Warranties. Each Party hereto represents and warrants to the other Party, as of the Effective Date, as follows: (a) it is duly organized and validly existing under the Laws of its jurisdiction of incorporation; (b) it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement; (c) the execution and performance by it of its obligations hereunder will not constitute a breach of, or conflict with, its organizational documents nor any other material agreement or arrangement, whether written or oral, by which it is bound or requirement of applicable Laws or regulations; (d) this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof (subject to applicable Laws of bankruptcy and moratorium); (e) such Party is not prohibited by the terms of any agreement to which it is a party from performing the Discovery Program or granting the rights and/or licenses hereunder; and (f) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee in connection with this Agreement or the transactions contemplated hereby based on arrangements made by it or on its behalf.

     8.2 Knowledge of Pending or Threatened Litigation. Each Party represents and warrants to the other Party that, as of the Effective Date, there is no claim, announced investigation, suit, action or proceeding pending or, to such Party’s knowledge, threatened, against such Party before or by any court, arbitrator, or Governmental Authority that, individually or in the aggregate, could reasonably be expected to (a) materially impair the ability of such Party to perform any of its obligations under this Agreement or (b) prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby. During the term of the Discovery Program, each Party shall promptly notify the other Party in writing upon learning of any of the foregoing.

          8.3 Additional Regeneron Representations, Warranties and Covenants. Regeneron additionally represents and warrants to Sanofi that, as of the Effective Date:

               (a) Regeneron owns or has a valid license to all Regeneron Patent Rights in existence as of the Effective Date;

               (b) Regeneron has the right and authority to grant the rights (including the Opt-In Rights) granted pursuant to the terms and conditions of this Agreement and Regeneron has not granted, and will not grant during the term of this Agreement, any rights that would be inconsistent with or in conflict with or in derogation of the rights granted herein;

               (c) there is no pending litigation of which Regeneron has received notice or is otherwise aware that alleges that any of Regeneron’s activities relating to the Mice or the Regeneron Intellectual Property have violated, or would violate, the intellectual property rights of any Third Party (nor has it received any written communication threatening such litigation);

               (d) to Regeneron’s knowledge, no litigation has been otherwise threatened which alleges that any of its activities relating to the Mice or the Regeneron Intellectual Property have violated or would violate, any intellectual property rights of any Third Party;

               (e) to Regeneron’s knowledge, after due inquiry, the use of the Mice and the Regeneron Intellectual Property generally in the Discovery Program (but not with respect to a specific MTC or Target) does not and will not infringe or otherwise violate any valid Patent or provisional rights to applications or other intellectual property of any Third Party claiming genetically modified mice or the use thereof to make antibodies;

               (f) neither the development or reproduction of the Mice nor the conception, development and reduction to practice of any Regeneron Intellectual Property existing as of the Effective Date has constituted or involved the misappropriation of trade secrets or other rights of any Person;

               (g) to Regeneron’s knowledge, the issued Patents included in the Regeneron Intellectual Property existing as of the Effective Date are not invalid or unenforceable, in whole or part;

               (h) Regeneron has not received any written notice of any threatened claims or litigation seeking to invalidate or otherwise challenge the Regeneron Patent Rights or Regeneron’s rights therein, and, to Regeneron’s knowledge, none of the Regeneron Patent Rights are subject to any pending re-examination, opposition, interference or litigation proceedings; and

               (i) neither Regeneron nor any of its Affiliates shall transfer ownership, assign ownership, grant a security interest in or otherwise encumber any of its rights in, to or under any Regeneron Intellectual Property in a way that will impair Sanofi’s rights or Regeneron ability to perform its obligations under this Agreement.

***************************************.

          8.4 Disclaimer of Warranties. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUCCESS OR POTENTIAL SUCCESS OF THE DEVELOPMENT, COMMERCIALIZATION, MARKETING OR SALE OF ANY PRODUCT. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 9

CONFIDENTIALITY

          9.1 Confidential Information. During the term of this Agreement and for a period of five (5) years thereafter, each Party (in such capacity, the “Receiving Party”) shall keep confidential, and other than as provided herein or in the License and Collaboration Agreement, shall not use or disclose, directly or indirectly, any and all trade secrets or other proprietary information, including, without limitation, any proprietary data, inventions, documents, ideas, information, discoveries, or materials, owned, developed, or possessed by the other Party (in such capacity, the “Disclosing Party”), whether in tangible or intangible form, the confidentiality of which the Disclosing Party takes reasonable measures to protect, including but not limited to Regeneron Know-How and Sanofi Know-How disclosed by the Disclosing Party under this Agreement (the “Confidential Information”). For purposes of this Agreement, all confidential information disclosed by Regeneron under the terms of the confidentiality agreements between Sanofi Parent and Regeneron dated February 1, 2007 and October 23, 2007 is hereby deemed Confidential Information of Regeneron. Each of Sanofi and Regeneron covenants that neither it nor any of its respective Affiliates shall disclose any Confidential Information of the other Party to any Third Party except to its employees, agents, consultants or any other Person under its authorization; provided such employees, agents, consultants or other Persons are subject in writing to confidentiality obligations applicable to the Disclosing Party’s Confidential Information no less strict than those set forth herein.

               (a) Notwithstanding the foregoing, Confidential Information shall not be deemed to include information and materials (and such information and materials shall not be considered Confidential Information under this Agreement) to the extent that it can be established by written documentation by the Receiving Party that such information or material is: (i) already in the public domain as of the Effective Date or becomes publicly known through no act, omission or fault of the Receiving Party or any Person to whom the Receiving Party provided such information; (ii) is or was already in the possession of the Receiving Party at the time of disclosure by the Disclosing Party; (iii) is disclosed to the Receiving Party on an unrestricted basis from a Third Party not under an obligation of confidentiality to the Disclosing Party or any Affiliate of the Disclosing Party with respect to such information; (iv) information that has been independently created by the Receiving Party (or its Affiliate), as evidenced by written or electronic documentation, without any aid, application or use of the Disclosing Party’s Confidential Information; or (v) required by Law to be disclosed, provided that the Receiving Party uses reasonable efforts to give the disclosing Party advance notice of such required disclosure in sufficient time to enable the Disclosing Party to seek confidential treatment for such information, and provided further that the Receiving Party provides all reasonable cooperation to assist the Disclosing Party to protect such information and limits the disclosure to that information which is required by Law to be disclosed.

               (b) Information and other Know-How that is discovered by Regeneron in connection with the Discovery Program will be considered Regeneron’s Confidential Information, except to the extent it relates to a Licensed Product, in which case it shall be Confidential Information of both Parties, subject to the terms of the License and Collaboration Agreement.

               (c) Specific aspects or details of Confidential Information will not be deemed to be within the public knowledge or in the prior possession of a Person merely because such aspects or details of the Confidential Information are embraced by general disclosures in the public domain. In addition, any combination of Confidential Information will not be considered in the public knowledge or in the prior possession of either Person merely because individual elements thereof are in the public domain or in the prior possession of a Person unless (i) the combination and its principles are in the public knowledge or in the prior possession of that Person and (ii) the combination is documented, in a single contemporaneous document, as in the public knowledge or in the prior possession of a Person.

               (d) Notwithstanding anything else in this Agreement to the contrary, each Party hereto (and each employee, representative, or other agent of any Party) may disclose to any and all Persons, without limitation of any kind, the Federal income tax treatment and Federal income tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any Party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure, provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws. This authorization of disclosure is retroactively effective immediately upon commencement of the first discussions regarding the transactions contemplated herein, and the Parties aver and affirm that this tax disclosure authorization has been given on a date which is no later than thirty (30) days from the first day that any Party hereto (or any employee, representative, or other agent of any party hereto) first made or provided a statement as to the potential tax consequences that may result from the transactions contemplated hereby.

          9.2 Injunctive Relief. The Parties hereby acknowledge and agree that the rights of the Parties hereunder are special, unique and of extraordinary character, and that if any Party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to the other Party, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if any Party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged Party at law or in equity, such damaged Party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.

          9.3 Publications. If either Sanofi or Regeneron (the “Publishing Party”) desires to publish or publicly present any results from the Discovery Program in scientific journals, publications or scientific presentations or otherwise, the Publishing Party shall provide the other Party an advance final copy of any proposed publication or summary of a proposed oral presentation relating to the information from the Discovery Program prior to submission for publication or disclosure. Such other Party shall have a reasonable opportunity to recommend any changes it reasonably believes are necessary to preserve the confidentiality of its Confidential Information and to recommend any changes it reasonably believes are necessary to prevent any specific, material adverse effect to it as a result of the publication or disclosure, to which the Publishing Party shall give due consideration. If such other Party informs the Publishing Party, within thirty (30) days of receipt (or such other period agreed to by the JRC) of an advance copy of a proposed publication or summary of a proposed oral presentation, that such publication in its reasonable judgment should not be published or presented, the Publishing Party shall delay or prevent such disclosure or publication as proposed by the other Party. In the case of patentable inventions, the delay shall be sufficiently long to permit the timely preparation and filing of a patent application(s) or application(s) for a certificate of invention on the information involved. The Parties shall establish a publication review process to ensure compliance with this Section 9.3.

          9.4 Disclosures Concerning this Agreement. The Parties will mutually agree upon the contents of a their respective press releases with respect to the execution of this Agreement and the License and Collaboration Agreement which shall be issued simultaneously by both Parties on the Effective Date. Sanofi and Regeneron agree not to (and to ensure that their respective Affiliates do not) issue any other press releases or public announcements concerning this Agreement or any other activities contemplated hereunder without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed), except as required by a Governmental Authority or applicable Law (including the rules and regulations of any stock exchange or trading market on which a Party’s (or its parent entity’s) securities are traded); provided that the Party intending to disclose such information shall use reasonable efforts to provide the other Party advance notice of such required disclosure, an opportunity to review and comment on such proposed disclosure (which comments shall be considered in good faith by the disclosing Party) and all reasonable cooperation to assist the other Party to protect such information and shall limit the disclosure to that information which is required to be disclosed. Notwithstanding the foregoing, without prior submission to or approval of the other Party, either Party may issue press releases or public announcements which incorporate information concerning this Agreement or any activities contemplated hereunder which information was included in a press release or public disclosure which was previously disclosed under the terms of this Agreement or which contains only non-material factual information regarding this Agreement. Except as required by a Governmental Authority or applicable Law (including the rules and regulations of any stock exchange or trading market on which a Party’s (or its parent entity’s) securities are traded), or in connection with the enforcement of this Agreement, neither Party (or their respective Affiliates) shall disclose to any Third Party, under any circumstances, any financial terms of this Agreement that have not been previously disclosed publicly pursuant to this Article 9 without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; except for disclosures to Third Parties that are bound by obligations of confidentiality and nonuse substantially equivalent in scope to those included herein with a term of at least five (5) years. Each Party acknowledges that the other Party as a publicly traded company is legally obligated to make timely disclosures of all material events relating to its business. The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission or its equivalent in the Territory. Each Party will be entitled to make such filing but shall cooperate with one another and use reasonable efforts to obtain confidential treatment of confidential, including trade secret, information in accordance with applicable Law. The filing Party will provide the non-filing Party with an advance copy of the Agreement marked to show provisions for which the filing Party intends to seek confidential treatment and will reasonably consider the non-filing Party’s timely comments thereon.

ARTICLE 10

INDEMNITY

          10.1 Indemnity and Insurance.

               (a) Sanofi will defend, indemnify and hold harmless Regeneron, its Affiliates and their respective officers, directors, employees and agents (“Regeneron Indemnitees”) from and against all claims, demands, liabilities, damages, penalties, fines and expenses, including reasonable attorneys’ fees and costs (collectively, “Damages”), arising from or occurring as a result of a Third Party’s claim, action, suit, judgment or settlement against a Regeneron Indemnitee that is due to or based upon:

               (i) the negligence, recklessness, bad faith, intentional wrongful acts or omissions of Sanofi or its Affiliates in connection with the Discovery Program, except to the extent that Damages arise out of the negligence, recklessness, bad faith or intentional wrongful acts, or omissions committed by Regeneron or its Affiliates; or

               (ii) material breach by Sanofi of the terms of, or the inaccuracy of any representation or warranty made by it in, this Agreement.

               (b) Regeneron will defend, indemnify and hold harmless Sanofi, its Affiliates and their respective officers, directors, employees and agents (“Sanofi Indemnitees”) from and against all Damages arising from or occurring as a result of a Third Party’s claim, action, suit, judgment or settlement against a Sanofi Indemnitee that is due to or based upon:

               (i) the negligence, recklessness, bad faith, intentional wrongful acts or omissions of Regeneron or its Affiliates in connection with the Discovery Program, except to the extent that Damages arise out of the negligence, recklessness, bad faith or intentional wrongful acts, or omissions committed by Sanofi or its Affiliates; or

               (ii) material breach by Regeneron of the terms of, or the inaccuracy of any representation or warranty made by it in, this Agreement.

          10.2 Indemnity Procedure.

               (a) The Party entitled to indemnification under this Article 10 (an “Indemnified Party”) shall notify the Party potentially responsible for such indemnification (the “Indemnifying Party”) within five (5) Business Days of becoming aware of any claim or claims asserted or threatened in writing against the Indemnified Party which could give rise to a right of indemnification under this Agreement; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices its rights hereunder.

               (i) If the Indemnifying Party has acknowledged in writing to the Indemnified Party the Indemnifying Party’s responsibility for defending such claim, the Indemnifying Party shall have the right to defend, at its sole cost and expense, such claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party may not enter into any compromise or settlement unless (i) such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim; and (ii) the Indemnified Party consents to such compromise or settlement, which consent shall not be withheld or delayed unless such compromise or settlement involves (A) any admission of legal wrongdoing by the Indemnified Party, (B) any payment by the Indemnified Party that is not indemnified hereunder or (C) the imposition of any equitable relief against the Indemnified Party. If the Indemnifying Party does not elect to assume control of the defense of a claim or if a good faith and diligent defense is not being or ceases to be materially conducted by the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, upon at least ten (10) Business Days’ prior written notice to the Indemnifying Party of its intent to do so, to undertake the defense of such claim for the account of the Indemnifying Party (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not unreasonably withheld or delayed), provided, that the Indemnified Party shall keep the Indemnifying Party apprised of all material developments with respect to such claim and promptly provide the Indemnifying Party with copies of all correspondence and documents exchanged by the Indemnified Party and the opposing party(ies) to such litigation. The Indemnified Party may not compromise or settle such litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

               (ii) The Indemnified Party may participate in, but not control, any defense or settlement of any claim controlled by the Indemnifying Party pursuant to this Section 10.2 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnifying Party shall bear such costs and expenses if counsel for the Indemnifying Party shall have reasonably determined that such counsel may not properly represent both the Indemnifying and the Indemnified Party.

               (iii) The amount of any Damages for which indemnification is provided under this Article 10 will be reduced by the insurance proceeds received, and any other amount recovered, if any, by the Indemnified Party in respect of any Damages.

               (iv) If an Indemnified Party receives an indemnification payment pursuant to this Article 10 and subsequently receives insurance proceeds from its insurer with respect to the damages in respect of which such indemnification payment(s) was made, the Indemnified Party will promptly pay to the Indemnifying Party an amount equal to the difference (if any) between (i) the sum of such insurance proceeds or other amounts received, and the indemnification payment(s) received from the Indemnifying Party pursuant to this Article 10 and (ii) the amount necessary to fully and completely indemnify and hold harmless the Indemnified Party from and against such Damages. However, in no event will such refund ever exceed the Indemnifying Party’s indemnification payment(s) to the Indemnified Party under this Article 10.

ARTICLE 11

FORCE MAJEURE

     Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, without limitation, embargoes, acts of terrorism, acts of war (whether war be declared or not), insurrections, strikes, riots, civil commotions, or acts of God (“Force Majeure”). Such excuse from liability and responsibility shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the affected party has not caused such event(s) to occur. The affected Party will notify the other Party of such Force Majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such Force Majeure circumstances. In the event of a Force Majeure, the performance of the Party giving such notification shall be abated and any time deadlines shall be extended for so long as the performance is prevented by Force Majeure. In no event will any Force Majeure extend beyond one hundred eighty (180) days. In the event of a Force Majeure affecting satisfaction of the criteria set forth in Section 4.10, the applicable time deadline set forth in Section 4.10 shall be extended for so long as such Force Majeure continues, but in no event shall such extension period exceed one hundred eighty (180) days.

ARTICLE 12

TERM AND TERMINATION

          12.1 Term. The “Term” of this Agreement commenced on the Original Agreement Effective Date and shall end upon the end of the Discovery Program, including any Tail Period, unless this Agreement is earlier terminated in accordance with this Article 12 in which event the Term shall end on the effective date of such termination.

          12.2 Termination For Material Breach. Upon and subject to the terms and conditions of this Section 12.2, this Agreement shall be terminable by a Party in its entirety if the other Party commits a material breach of this Agreement. Such notice of termination shall set forth in reasonable detail the facts underlying or constituting the alleged breach (and specifically referencing the provisions of this Agreement alleged to have been breached), and the termination which is the subject of such notice shall be effective ninety (90) days after the date such notice is given unless the breaching Party shall have cured such breach within such ninety (90) day period. Notwithstanding the foregoing, in the case of breach of a payment obligation not subject to a bona fide dispute hereunder, the ninety (90) day period referred to in the immediately preceding sentence shall instead be forty-five (45) days. For purposes of this Section 12.2, the term “material breach” shall mean an intentional, continuing (and uncured within the time period described above), material breach by a Party as determined by binding arbitration consistent with the provisions of Section 13.1 of this Agreement.

          12.3 Termination for Insolvency. Either Party shall have the right to terminate this Agreement in its entirety if, at any time, (a) the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or (b) if the other Party proposes a written agreement of composition or extension of its debts, or (c) if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or (d) if the other Party shall propose or be a party to any dissolution or liquidation, or (e) if the other Party shall make an assignment for the benefit of creditors. In the event that this Agreement is terminated or rejected by a Party or its receiver or trustee under applicable bankruptcy Laws due to such Party’s bankruptcy, then all rights and licenses granted under or pursuant to this Agreement by such Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and any similar Laws in any other country in the Territory, licenses of rights to “intellectual property” as defined under Section 101(52) of the U.S. Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, including, without limitation, any Patent Rights in any country of a Party covered by the license grants under this Agreement, are part of the “intellectual property” as defined under Section 101(52) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country.

          12.4 Termination for Breach of Standstill. Regeneron shall have the unilateral right to terminate this Agreement in its entirety, effective immediately upon written notice to Sanofi, if Sanofi or any of its Affiliates shall have breached their obligations under any of Sections 3, 4 or 5 of the Investor Agreement (to the extent such sections of the Investor Agreement is then in effect). Furthermore, Regeneron shall have the unilateral right to terminate this Agreement in its entirety, effective immediately upon written notice to Sanofi, if Sanofi or any of its Affiliates shall have (a) breached their obligations under Section 20.16 of the Aventis Collaboration Agreement, to the extent that such Section 20.16 remains in effect after the Effective Date, or (b) breached its obligations under Section 5.3 of the Stock Purchase Agreement, dated as of September 5, 2003, by and between Sanofi and Regeneron (the “Aventis Stock Purchase Agreement”), to the extent that such Section 5.3 remains in effect after the Effective Date. Any such breach of the Investor Agreement, the Aventis Stock Purchase Agreement or the Aventis Collaboration Agreement, as the case may be, shall be treated as a breach of this Agreement. Notwithstanding the foregoing and for the avoidance of doubt, Regeneron shall not have the right to terminate this Agreement as a result of (i) a de minimus breach of Section 3.1(a) of the Investor Agreement (to the extent such Section 3.1(a) is in effect after the Effective Date) or of Section 20.16(a) of the Aventis Collaboration Agreement (to the extent such Section 20.16(a) remains in effect after the Effective Date) or (ii) an inadvertent breach of Section 3.1(g) of the Investor Agreement (to the extent such Section 3.1(g) is in effect after the Effective Date) or an inadvertent breach of Section 20.16(g) of the Aventis Collaboration Agreement (to the extent such Section 20.16(g) remains in effect after the Effective Date), arising from informal discussions covering general corporate or other business matters the purpose of which is not intended to effectuate or lead to any of the actions referred to in paragraphs (a) through (e) of such Section 20.16 or of paragraphs (a) through (e) of Section 3.1 of the Investor Agreement, as applicable. Sanofi’s rights under Sections 2.16 and 2.17 shall survive termination of this Agreement pursuant to this Section 12.4.

          12.5 Termination for Breach of License and Collaboration Agreement. Notwithstanding anything to the contrary herein, (a) Regeneron shall have the unilateral right to terminate this Agreement in its entirety, effective immediately upon providing written notice to Sanofi, if Regeneron has terminated the License and Collaboration Agreement, in its entirety, pursuant to Section 19.3, 19.4, or 19.5 of the License and Collaboration Agreement, and (b) Sanofi shall have the unilateral right to terminate this Agreement in its entirety, effective immediately upon providing written notice to Regeneron, if Sanofi has terminated the License and Collaboration Agreement, in its entirety, pursuant to Section 19.3 or 19.4 of the License and Collaboration Agreement.

          12.6 Effect of Termination by Sanofi for Breach. In addition to the provisions of Section 12.8 below, notwithstanding anything herein to the contrary, in the event that Sanofi terminates this Agreement pursuant to Section 12.2 of this Agreement the following shall apply:

               (a) Sanofi shall be granted a non-exclusive, non-transferable, royalty free, worldwide license, without the right to sublicense, for a period that shall expire eleven (11) years from the Original Agreement Effective Date, to the Mice and the underlying Regeneron Intellectual Property for Sanofi and its Affiliates to use to discover and develop MTCs for any and all purposes;

               (b) Regeneron shall perform a timely and expeditious technology transfer as required by Sanofi to pursue its rights under subsection (a) without delay above subject to the execution of a material transfer agreement containing non-financial terms and conditions related to the use of the Mice consistent with Regeneron’s commercial license agreements for the Mice;

               (c) the licenses granted to Regeneron under this Agreement shall automatically terminate;

               (d) Sanofi shall be granted an exclusive, fully paid-up, non-transferable, royalty-free, worldwide license, with the right to sublicense, under Regeneron Target IP existing at the effective time of termination solely for use to develop and commercialize Antibodies against Sanofi Targets (and for no other uses), and the co-exclusive (with Regeneron and its Affiliates) fully paid-up, non-transferable, royalty-free, worldwide license, with the right to sublicense under Regeneron Target IP to develop and commercialize Antibodies against all other Program Targets at the effective time of termination (and for no other uses);

               (e) Sanofi’s rights under Sections 2.16, and 2.17 shall survive; and

               (f) Sanofi shall have no further funding obligations under Section 4.2 of the Agreement.

          12.7 Effect of Termination by Regeneron for Breach. In addition to the provisions of Sections 12.8 and 12.10 below, notwithstanding anything herein to the contrary, in the event that Regeneron terminates this Agreement pursuant to Section 12.2 or 12.4 of this Agreement, the following shall apply:

               (a) the licenses granted to Sanofi under this Agreement shall automatically terminate;

               (b) the rights granted to Sanofi under this Agreement in Sections 2.16 and 2.17 shall automatically terminate;

               (c) Regeneron shall be granted an exclusive, fully paid-up, non-transferable, royalty-free, worldwide, exclusive license, with the right to sublicense, under Sanofi Target IP existing at the effective time of termination solely for use to develop and commercialize Antibodies against Program Targets other than Sanofi Discovery Targets (and for no other uses), and the co-exclusive (with Sanofi and its Affiliates) fully paid-up, non-transferable, royalty-free, worldwide license, with the right to sublicense under Sanofi Target IP to develop and commercialize Antibodies against all Sanofi Discovery Targets at the effective time of termination (and for no other uses).

          12.8 Survival of Obligations. Subject to Sections 12.6, 12.7, and 12.11 and except as otherwise provided below, upon expiration or termination of this Agreement, the rights and obligations of the Parties hereunder shall terminate, and this Agreement shall cease to be of further force or effect:

               (a) neither Sanofi nor Regeneron shall be relieved of any obligations (including payment obligations) of such Party arising prior to such expiration or termination, including, without limitation, the payment of any non-cancelable costs and expenses incurred as part of the Discovery Program (even if such costs and expenses arise following termination or expiration, as the case may be); provided, however, that Sanofi shall not be obligated to pay or reimburse Regeneron for any such costs or expenses in the event Sanofi terminates this Agreement pursuant to Section 12.2 above;

               (b) the obligations of the Parties with respect to the protection and nondisclosure of the other Party’s Confidential Information in accordance with Article 9, as well as other provisions (including, without limitation, Sections 2.11(b), 2.11(c), 2.12 (except as set forth in Section 12.6 above), 2.13 (except as set forth in Section 12.7 above), 2.16, 2.17, 6.1(e), 6.2(b), 6.2(c), 6.2(d)(as it relates to Joint Patent Rights), 7.2, 10.1, 10.2, this Article 12, and Article 13) which by their nature are intended to survive any such expiration or termination, shall survive and continue to be enforceable;

               (c) for the avoidance of doubt, the early termination of this Agreement by either Party, and the expiration of this Agreement shall not relieve either Party of any of its royalty or other obligations under Article 4 with respect to any Royalty Product, for which royalties remain payable to the other Party under this Agreement; and such royalty provisions of Article 4 shall survive;

               (d) for the avoidance of doubt, the licenses granted in Sections 2.11(b)(3), 2.11(c), 2.12, and 2.13 shall survive the termination or expiration of this Agreement; and

               (e) such expiration or termination and this Article 12 shall be without prejudice to any rights or remedies a Party may have for breach of this Agreement.

          12.9 Return of Confidential Information. Subject to either Parties’ licenses that survive termination or expiration, Confidential Information disclosed by the Disclosing Party, including permitted copies, shall remain the property of the Disclosing Party. Subject to the terms of the License and Collaboration Agreement (with respect to Licensed Products), upon the earlier to occur of (a) the termination of this Agreement or (b) the expiration of the Discovery Program, or upon written request of the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Party or, at the Disclosing Party’s request, destroy, all documents or other tangible materials representing the Disclosing Party’s Confidential Information (or any designated portion thereof); provided that one (1) copy may be maintained in the confidential files of the Receiving Party for the purpose of complying with the terms of this Agreement. An officer of the Receiving Party also shall certify in writing that it has satisfied its obligations under this Section 12.9 within ten (10) days of a written request by the Disclosing Party.

          12.10 Special Damages. If Regeneron terminates this Agreement pursuant to Section 12.2 or 12.4, then Sanofi shall pay to Regeneron, within sixty (60) days of the termination of this Agreement, in addition to any other amount payable by Sanofi to Regeneron under this Agreement under Laws, or pursuant to any contractual remedies available to Regeneron, an amount equal to the sum of the Maximum Annual Discovery Program Costs for each of the years, including the remaining unpaid Maximum Annual Discovery Program Cost for the Contract Year in which such termination is effective, that would have been the remainder of the term of the Discovery Program but for the termination of this Agreement.

          12.11 Termination by Sanofi At Will. Sanofi shall be entitled to terminate this Agreement at any time (except following a material breach of this Agreement by Sanofi pursuant to Section 12.2) without cause upon three months’ written notice to Regeneron. If Sanofi terminates the Agreement under this Section 12.11, then Sanofi shall pay to Regeneron within five (5) days of its notice of termination, an amount equal to the sum of the Maximum Annual Discovery Program Costs for each of the years, including the Remaining Unpaid Maximum Annual Discovery Program Cost for the Contract Year in which such termination is effective, that would have been the remainder of the term of the Discovery Program but for the termination of this Agreement. In addition, Sanofi shall complete GLP toxicology studies conducted by Sanofi at the time of termination, if applicable, and such other critical activities conducted by Sanofi at the time of termination that cannot be transferred to Regeneron without a material adverse effect on the completion of such activities. In the event of such termination, in addition to the provisions of Section 12.8, the following shall apply:

               (a) the rights granted to Sanofi under Sections 2.16 and 2.17 shall automatically terminate; and

               (b) Regeneron shall be granted a non-exclusive, non-transferable, royalty bearing (in accordance with Section 4.5) worldwide license with the right to sublicense under Sanofi Target IP existing at the effective time of termination solely for use to develop and commercialize (i) MTCs against Program Targets, and (ii) any other Antibodies against Program Targets in existence and included in the Discovery Program at the effective time of termination.

ARTICLE 13

ARBITRATION

          13.1 Binding Arbitration. In the event the Parties cannot reach agreement with respect to (i) the commercial reasonableness of the budget for the Initial Development Plan for a Product Candidate, (ii) the royalty on Net Sales of Immunoconjugates under Section 2.11(d)(i) of this Agreement, (iii) whether a breach constitutes a “material breach” as described in Section 12.2 of this Agreement, and (iv) audits under Section 7.2(d) above, and such disputes are not resolved by the Executive Officers in accordance with Section 3.3(b) above, then the following shall apply:

               (a) General. The respective disputed issue shall be referred to binding arbitration by one (1) arbitrator who shall be an independent expert in the pharmaceutical or biotechnology industry mutually acceptable to the Parties. The Parties shall use their best efforts to mutually agree upon one (1) arbitrator; provided, however, that if the Parties have not done so within ten (10) days after initiation of arbitration hereunder, or such longer period of time as the Parties have agreed to in writing, then such arbitrator shall be an independent expert as described in the preceding sentence selected by the New York office of the American Arbitration Association. Such arbitration shall be limited to casting the deciding vote with respect to the disputed issues as more fully described in Sections 13.1 (b)-(e) below. In connection therewith, each Party shall submit to the arbitrator in writing its position on and desired resolution of such matter. Such submission shall be made within ten (10) days of the selection or appointment of the arbitrator, and the arbitrator shall rule on such matter within ten (10) days of receipt of the written submissions by both Parties. The arbitrator shall select one of the Party’s positions as his or her decision, and shall not have authority to render any substantive decision other than to so select the position of either Regeneron or Sanofi. Except as provided in the preceding sentence, such arbitration shall be conducted in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The arbitrator’s ruling shall be final and binding upon the Parties. The costs of any arbitration conducted pursuant to this Section 13.1 shall be borne equally by the Parties. The Parties shall use diligent efforts to cause the completion of any such arbitration within sixty (60) days following a request by any Party for such arbitration.

               (b) Initial Development Plan Budget. The specific issue that shall be submitted to the arbitrator shall be limited to determining the overall commercial reasonableness of the budget that is the subject of the dispute. If the arbitrator determines that such budget is commercially reasonable, then the dispute shall be deemed finally resolved and such resolution shall be binding on the Parties. However, if the arbitrator determines that such budget is not commercially reasonable, then the arbitrator shall, within fifteen (15) days after such determination, render a final determination as to what modifications must be made to such budget in order for it to be commercially reasonable (the “Budget Modification Decision”). In connection with reaching a Budget Modification Decision, the arbitrator may order the Parties to produce any documents or other information which are relevant to such final decision, and the Parties shall submit such documents or other information, together with their respective proposed resolutions which shall consist of their proposed modifications to the budget in order for it to be commercially reasonable, at least five (5) days prior to the date a Budget Modification Decision is required to be rendered as provided above. In rendering the final decision, the arbitrator shall be limited to choosing a resolution proposed by a Party without modification.

               (c) Royalty on Net Sales of Immunoconjugates: The issue that shall be submitted to the arbitrator shall be the royalty rate to apply under Section 2.11(d)(i).

               (d) Material Breach Under Section 12.2: The issue that shall be submitted to the arbitrator shall be whether the breach committed by a Party meets the requirements for a material breach under Section 12.2 of this Agreement.

               (e) Audit Disputes. The issue that shall be submitted to the arbitrator shall be disputes as described under Section 7.2(d) of this Agreement.

ARTICLE 14

MISCELLANEOUS

          14.1 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction. Except as set forth in Article 13 and 7.2(d), the Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement.

          14.2 Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a Party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

          14.3 Notices. All notices, instructions and other communications required or permitted hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant Party set forth on Schedule 10 attached hereto and shall be (a) delivered personally, (b) sent via a reputable nationwide overnight courier service, or (c) sent by facsimile transmission, with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, one (2) Business Days after it is sent via a reputable nationwide overnight courier service or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is made during regular business hours of the recipient on a Business Day; or otherwise, on the next Business Day following such transmission). Either Party may change its address by giving notice to the other Party in the manner provided above.

          14.4 Entire Agreement. This Agreement and the License and Collaboration Agreement contain the complete understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior understandings and writings relating to the subject matter hereof and thereof. It is understood and agreed that in the event of any conflict or inconsistency between this Agreement and the License and Collaboration Agreement, this Agreement shall control regarding the Parties’ rights and obligations with respect to any Antibody (including any MTC), Lead Candidate or Product Candidate in the Discovery Program (prior to Sanofi’s exercise of its Opt-In Rights with respect to such Product Candidate), and the License and Collaboration Agreement shall control regarding the Parties’ rights and obligations with respect to any Licensed Product from and after the time a Product Candidate becomes a Licensed Product.

          14.5 Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of Sanofi and Regeneron.

          14.6 Interpretation. The captions to the several Articles and Sections of this Agreement are included only for convenience of reference and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) references to the singular shall include the plural and vice versa; (c) references to masculine, feminine and neuter pronouns and expressions shall be interchangeable; and (d) the words “herein” or “hereunder” relate to this Agreement. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP, but only to the extent consistent with its usage and the other definitions in this Agreement.

          14.7 Severability. If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the Parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either Party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

          14.8 Assignment. Except as otherwise expressly provided herein, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Sanofi or Regeneron without (a) the prior written consent of Regeneron in the case of any assignment by Sanofi or (b) the prior written consent of Sanofi in the case of an assignment by Regeneron, except in each case (i) to an Affiliate of the assigning Party that has and will continue to have the resources and financial wherewithal to fully meet its obligations under this Agreement, provided that the assigning Party shall remain primarily liable hereunder notwithstanding any such assignment, or (ii) to any Third Party who acquires all or substantially all of the business of the assigning Party by merger, sale of assets or otherwise, so long as such Affiliate or Third Party agrees in writing to be bound by the terms of this Agreement. The assigning Party shall remain primarily liable hereunder notwithstanding any such assignment. Any attempted assignment in violation hereof shall be void.

          14.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and shall also inure to the benefit of the Regeneron Indemnitees and Sanofi Indemnitees to the extent provided in the last sentence of Section 14.12 below.

          14.10 Affiliates. Each Party may carry out its obligations under this Agreement through its Affiliates and absolutely, unconditionally and irrevocably guarantees to the other Party prompt performance when due and at all times thereafter of the responsibilities, liabilities, covenants, warranties, agreements and undertakings of its Affiliates pursuant to this Agreement. Without limiting the foregoing, neither Party shall cause or permit any of its Affiliates to commit any act (including any act or omission) which such Party is prohibited hereunder from committing directly. Sanofi shall not, directly or indirectly, cause or direct Sanofi Pasteur or Merial Limited to take any action for which Sanofi and its Affiliates are prohibited hereunder from committing. Each Party represents and warrants to the other Party that it has licensed or will license from its Affiliates the Patents and Know-How owned by its Affiliates that are to be licensed (or sublicensed) to the other Party under this Agreement.

          14.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

          14.12 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any Party hereto. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any Party hereto. Notwithstanding the foregoing, Article 10 is intended to benefit, in addition to the Parties, the other Regeneron Indemnitees and Sanofi Indemnitees as if they were parties hereto, but this Agreement is enforceable only by the Parties.

          14.13 Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other Party except as expressly provided in this Agreement. Neither Sanofi nor Regeneron shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation or benefits of the other Party’s employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Regeneron’s legal relationship under this Agreement to Sanofi, and Sanofi’s legal relationship under this Agreement to Regeneron, shall be that of an independent contractor. Nothing in this Agreement shall be construed to establish a relationship of partners or joint ventures between the Parties or any of their respective Affiliates.

          14.14 Limitation of Damages. EXCEPT AS SET FORTH IN SECTION 12.10, IN NO EVENT SHALL REGENERON OR SANOFI BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS) SUFFERED BY THE OTHER PARTY, REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE) AND REGARDLESS OF ANY PRIOR NOTICE OF SUCH DAMAGES. HOWEVER, NOTHING IN THIS SECTION 14.14 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS AND OBLIGATIONS OF EITHER PARTY HEREUNDER WITH RESPECT TO THIRD PARTY CLAIMS .

          14.15 Non-Solicitation. During the Term and for a period of two (2) years thereafter, neither Party shall solicit or otherwise induce or attempt to induce any employee of the other Party directly involved in the performance of the Discovery Program to leave the employment of the other Party and accept employment with the first Party. Notwithstanding the foregoing, this prohibition on solicitation does not apply to actions taken by a Party solely as a result of an employee’s affirmative response to a general recruitment effort carried through a public solicitation or general solicitation.

          14.16 No Strict Construction. This Agreement has been prepared jointly and will not be construed against either Party.

[Remainder of page intentionally left blank; signature page follows]

     IN WITNESS WHEREOF, Sanofi and Regeneron have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

AVENTIS PHARMACEUTICALS INC.

By	/s/ John M. Spinnato
Name: John M. Spinnato
Title: VP & General Counsel, US Legal

By	/s/ Christian Blin
Name: Christian Blin
Title: VP, R&D Finance

REGENERON PHARMACEUTICALS, INC.

By	/s/ Murray Goldberg
Name: Murray A. Goldberg
Title: Senior Vice President, Finance &
Administration and Chief Financial Officer

Execution Version

SCHEDULE 1

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SCHEDULE 2

Excluded Targets

***************

2

SCHEDULE 3

Initial Immunized Target List

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3

Execution Version

SCHEDULE 4

Lead Candidate Criteria

***********************

Execution Version

SCHEDULE 5

Manufacturing Cost

******************

Execution Version

SCHEDULE 6

Initial Rolling Target List

***************

Execution Version

SCHEDULE 7

Expansion Plan

     Technical Appendices 1 through 4 describe the general capacity expansion plans for Regeneron’s Rensselaer Operations in Rensselaer, New York. The “IN” items described in appendices 1 and 2 will be initiated immediately.
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SCHEDULE 8

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2

Execution Version

SCHEDULE 9

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Execution Version

SCHEDULE 10

Notices

If to Sanofi:

Aventis Pharmaceuticals Inc.
200 Crossing Boulevard
Bridgewater, New Jersey 08807
United States
Attn: President US Research and Development

Copy:	Sanofi Aventis
174 Avenue de France
75013 Paris
France
Attn:	Senior Vice President and General Counsel

If to Regeneron:

Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
Attention: President & CEO
Copy: General Counsel

Execution Version

EXHIBIT A

Form of Opt-In Notice

[Sanofi Letterhead]

[DATE]

Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
Attention: President & CEO
Copy: General Counsel Regeneron Pharmaceuticals, Inc.

     Reference is hereby made to the Amended and Restated Discovery and Preclinical Development Agreement (the “Discovery Agreement”) by and between Aventis Pharmaceuticals Inc., a [ ], corporation with a principal place of business located at [                       ], and Regeneron Pharmaceuticals, Inc., a New York corporation with a principal place of business located at 777 Old Saw Mill River Road, Tarrytown, New York 10591. Capitalized terms used herein shall have the defined meanings set forth in the Discovery Agreement.

     Pursuant to Section 5.4 of the Discovery Agreement, Sanofi hereby provides this Opt-In Notice to Regeneron to license [INSERT PRODUCT CANDIDATE] under the License and Collaboration Agreement. Effective immediately, [INSERT PRODUCT CANDIDATE] shall be considered a Licensed Product.

AVENTIS PHARMACEUTICALS INC.

Name:

Title:

Execution Version

EXHIBIT B

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